Exhibit 10.1

Execution Version

PURCHASE AGREEMENT

Dated August 11, 2012

Mandalay Digital Group, Inc.,

MDG Logia Holdings, Ltd.,

Logia Group Ltd.

and

S.M.B.P. IGLOO Ltd.

Concerning the purchase of Logia Content Development and Management Ltd., Volas

Entertainment Ltd., Mail Bit Logia (2008) Ltd. and the assets comprising LogiaDeck

EXHIBITS

Exhibit 2.1	Form of Escrow Agreement

Exhibit 2.2	Form of LogiaDeck Assignment and Transfer Agreement

Exhibit 9.2(h)	Indebtedness to be paid at Closing

Exhibit 9.2(1)	Form of Registration Rights and Lock Up Agreement

Exhibit 9.2(m)	Consents Required for Closing

Exhibit 9.2(n)	Form of General Release

Exhibit 10.2.3	Designated Contracts

Exhibit 11.9	Guaranties

SCHEDULES

Disclosure Schedule

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This PURCHASE AGREEMENT is made and entered into as of August 11, 2012 by and among:

Logia Group Ltd. a private company duly incorporated and organized under the laws of the state of Israel, Company No. 51-404153-2, having its principal office and main place of business at 3 HaSadnaot St., Herzliya, Israel (the “Seller”);

S.M.B.P. IGLOO Ltd. a private company duly incorporated and organized under the laws of the State of Israel, having its principal office and main place of business at 3 HaSadnaot St., Herzliya, Israel.com (“IGLOO”)

Mandalay Digital Group, Inc., a company duly incorporated and organized under the laws of Delaware, having its principal office at 4751 Wilshire Blvd, No.3, Los Angeles, CA 90010 USA, and e-mail p.adderton@mandalaydigital.com (the “Parent”); and.

MDG Logia Holdings, Ltd. a private company duly incorporated and organized under the laws of the State of Israel, having its principal office and main place of business at 4751 Wilshire Blvd, No. 3, Los Angeles, CA 90010 USA (the “Purchaser”);

The Seller, IGLOO, Parent and the Purchaser are each individually referred to as a “Party” and collectively the “Parties.”

1.	BACKGROUND

1.1 The Seller, and each of its wholly owned subsidiaries, Logia Content Development and Management Ltd. (“Logia Content”), Volas Entertainment Ltd. (“Volas”) and Mail Bit Logia (2008) Ltd. (“Mail Bit”) are private companies, duly incorporated and organized under the laws of the State of Israel (Logia Content, Volas and Mail Bit are collectively referred to as the “Purchased Companies”).

1.2 The Seller is the owner of all (100%) of the issued and outstanding shares (the “Purchased Shares”) in the Purchased Companies.

1.3 The Purchased Companies are engaged in the business of content syndication and management systems for mobile and online operators (the “Business”), expressly including, without limitation, certain Intellectual Property, systems and agreements referred to herein as the Key Assets.

1.4 The Seller desires to sell to the Purchaser Group, and the Purchaser Group desires to purchase from the Seller, the Purchased Shares on the terms and conditions contained herein.

1.5 IGLOO, an Affiliate of Seller, is a private company, duly incorporated and organized under the laws of the State of Israel, and owns certain assets referred to as LogiaDeck.

1.6 IGLOO desires to sell to the Purchaser, and the Purchaser desires to purchase from IGLOO, all of the assets and rights comprising LogiaDeck on the terms and conditions contained herein.

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In view of the foregoing the Parties agree as follows.

2.	DEFINITIONS

In this Agreement, the following terms shall have the following meanings, which shall be equally applicable to the singular and plural forms of such terms:

“2012 Cellcom Agreement” means that certain Agreement dated March 23, 2005, as amended and supplemented to date, between Cellcom and Logia Content.

“2013 Cellcom Agreement” has the meaning given set forth in Section 4.2.1(a).

“Action” means any claim, action, charge, complaint, suit, litigation, arbitration, grievance, inquiry, audit, proceeding or investigation, whether in law or in equity, by or before any governmental authority, duly appointed arbitration authority or other third party.

“Affiliate” as applied to any person means any other person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that person. A person shall be deemed to control another person if such first person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” shall mean this Purchase Agreement, the Transaction Documents and Schedules hereto, all shall be deemed incorporated as inseparable parts thereof, including by reference or in any other way.

“Business” has the meaning set forth in Section 1.3.

“Business Day” shall mean a day on which banks in Los Angeles, California and Tel Aviv, Israel are generally open for banking business.

“Cellcom” means Cellcom Israel Ltd.

“Closing” shall have the meaning set forth in Section 5.1.

“Closing Date” shall have the meaning set forth in Section 5.1.

“Closing Share Consideration” has the meaning set forth in Section 4.3.

“Closing Share Purchase Consideration” has the meaning set forth in Section 4.1.

“Confidential Information” has the meaning set forth in Section 11.1(a).

“Contingent Share Purchase Consideration” as the meaning set forth in Section 4.2.

“Contract” means any agreement, note, mortgage, indenture, lease, sublease, deed of trust, license, plan, instrument, undertaking, arrangement or other contract, in each case, whether written or oral.

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“Consent” means any approval, consent, ratification, waiver or other authorization from, or notice to, any person.

“Copyrights” is defined in the definition of Intellectual Property.

“Current Assets” means, as of any date of determination, the current assets of the each of the Purchased Companies that would be reflected as current assets on a balance sheet of each of the Purchased Companies prepared in a manner consistent with GAAP.

“Current Liabilities” means, as of any date of determination, all current liabilities of each of the Purchased Companies that would be reflected as current liabilities on a balance sheet of each of the Purchased Companies prepared in a manner consistent with GAAP.

“Deductible” has the meaning set forth in Section 10.2.2(i).

“Dispute Notice” has the meaning set forth in Section 4.7.2(c).

“Encumbrance” shall mean any title defect, claim of ownership, mortgage, security interest, lien, pledge, option, claim, right of first refusal, set-off, lease or any other encumbrance or third party right restricting the title.

“Escrow Agent” means U.S. Bank, N.A.

“Escrow Agreement” means the Escrow Agreement in the form attached hereto as Exhibit 2.1.

“Escrow Fund” has the meaning set forth in Section 4.5.

“Estimated Closing Statement” has the meaning set forth in Section 4.7.1.

“Estimated Working Capital True-Up” has the meaning set forth in Section 4.7.1.

“Financial Statements” means (i) the audited balance sheets of each of the Purchased Companies as of December 31, 2011, and the related audited statements of operations, changes in stockholders’ equity and changes in cash flows for the year then ended, together with all related notes and schedules thereto and (ii) the unaudited balance sheet of each of the Purchased Companies as of May 31, 2012 and the related statements of operations, changes in stockholder’ equity and changes in cash flows for the five months ended May, 2012

“Founders Agreement” means that certain Founders Agreement dated January 1, 2008 among Seller, Mail Bit Ltd. and certain other parties thereto.

“Fundamental Representations” has the meaning set forth in Section 10.1.

“GAAP” means generally acceptable accounting principals, as in effect for Israel, consistently applied by the Seller and the Purchased Companies.

“Indebtedness” means, as applied to any person, all indebtedness of such person for borrowed money, whether current or funded, or secured or unsecured, including (a) all

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indebtedness of any such person for the deferred purchase price of property or services; (b) all indebtedness of any such person created or arising under any conditional sale or other title retention agreement with respect to property acquired by any such person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (c) all indebtedness of any such person secured by an Encumbrance; (d) all obligations under leases that have been or must be, in accordance with GAAP, recorded as capital leases in respect of which any such Person is liable as lessee; (e) any liability of such person in respect of banker’s acceptances or letters of credit; (f) all intercompany obligations owing by any of the Purchased Companies to Seller or any of Seller’s other Affiliates and (g) all indebtedness referred to above that is directly or indirectly guaranteed by any such person or that any such person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” means any person that is or may be entitled to indemnification under this Agreement.

“Indemnifying Party” means a party to this Agreement that is or may be required to provide indemnification under this Agreement.

“Intellectual Property” means any or all of the following throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary or confidential information, data, know-how and technology (“Trade Secrets”); (iii) all copyrights in both published and unpublished works of authorship, including all compilations, databases, computer programs, content and manuals and other documentation, and registrations and applications for any of the foregoing (“Copyrights”); (iv) all corporate names, trade names, logos, trademarks and service marks, trademark and service mark registrations and applications, and Internet domain names (“Trademarks”); and (v) all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations and the like with respect thereto.

“Intercompany Services Agreements” refers to (i) that certain Service Agreement dated January 1, 2008, as amended to date, between Logia Content and Seller, (ii) that certain Service Agreement dated January 9, 2009, as amended to date, between Logia Content and IGLOO, (iii) that certain Service Agreement, as amended, among Volas, Logia Content and Seller, (iv) and all other similar agreements between any of the Purchased Companies and Seller or any of its Affiliates.

“IGLOO” has the meaning set forth in the caption.

“Israeli Code” means the Income Tax Ordinance of Israel [New Version], 1961, as amended, and the rules and regulations promulgated thereunder.

“Key Assets” means (a) LogiaPay, which is an In-App payments solution for Android developers, includes all charging options with several payment methods including carrier billing, (b) VAMP, which is a CMS System for managing mobile content stores for operators, content

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providers, content aggregators and other media companies, (c) front end development including, without limitation, web and mobile Ul/frontend development services for internal use, operator partners and service providers: (i) mobile portals for operators; (ii) application development; (iii) HTML5 development; (iv) integration services; (v) and design and Contracts with operators as set forth in Section 6.18.1 of the Disclosure Schedule.

“Knowledge” means the (i) the actual knowledge of any officer or director of any of the of Seller Group or any Purchased Company and (ii) any knowledge of any state of facts or circumstances that any officer or director of any of the Seller Group or any Purchased Company has, or reasonably could have, after making due inquiry.

“Leased Real Property” has the meaning set forth in Section 6.19.

“Liabilities” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, loss, damage, deficiency, costs, expense, duty, guaranty, obligation or endorsement of or by any person of any kind or nature, whether known or unknown, accrued or unaccrued, absolute, contingent, matured or unmatured, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested or other, whether or not the same is required to be accrued on any financial statement and whether or not the same is disclosed on any schedule to this Agreement, affecting the Purchased Shares, the Purchased Companies, or any of the assets or operations, LogiaDeck, or otherwise.

“Listed Contract” has the meaning set forth in Section 6.17.1.

“Logia Content” has the meaning set forth in Section 1.1.

“LogiaDeck” is a proprietary platform owned by IGLOO that installs the operator’s chosen apps in several methods on Android devices.

“LogiaDeck Confidential Information” has the meaning set forth in Section 7.8.6.

“LogiaDeck Consideration” has the meaning set forth in Section 4.3.

“LogiaDeck Material Contract” has the meaning set forth in Section 7.7.1(a).

“Loss Payment” has the meaning given to it in Section 10.7.1.

“Losses” means any claims, Liabilities, Taxes, deficiencies, demands, actions, orders, assessments, damages, dues, penalties, fines, fees, interest, amounts paid in settlement, losses, out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment), including, without limitation, relating to the Purchased Companies, their equity, their assets or LogiaDeck.

“Mail Bit” has the meaning set forth in Section 1.1.

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“Material Adverse Effect” means any fact, event, change, development or effect that is or could be reasonably likely to be, individually or in the aggregate, materially adverse to (i) the Business of any of the Purchased Companies, or the assets, liabilities, condition (financial or other) or operations of any of the Purchased Companies, (ii) the Key Assets, (iii) LogiaDeck or (iv) the ability of the Seller Group to consummate the Transaction.

“Material Contract” has the meaning set forth in Section 6.17.1.

“Neutral Firm” has the meaning set forth in Section 4.7.2(c).

“OCS” means the Office of Chief Scientist.

“Open Source Software” means any software (in source or object code form) licensed from a third party under (i) a license commonly referred to as an open source, free software, copyleft, community source code license or any other public source code license arrangement) or (ii) any other license that requires, as a condition of the use, modification or distribution of software subject to such license, that such software or other software combined or distributed with such software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) redistributable at no charge.

“Organizational Documents” means the certificate or articles of incorporation, articles of association, and bylaws (or similar instruments) any amendment to any of the foregoing.

“Parent” has the meaning set forth in the caption.

“Parties” shall have the meaning ascribed to it in the introduction to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Permits” has the meaning set forth in Section 6.15.

“Permitted Encumbrance” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:

(i) Encumbrances for Taxes, assessments, charges, levies or other claims not yet due and payable, or the validity of which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP on the Reference Balance Sheets; and

(ii) Encumbrances arising by operation of law, such as materialmen’s, mechanics’ carriers’, warehousemen’s, workmen’s and repairmen’s liens and other similar liens for amounts not yet due and payable, which are not, individually or in the aggregate, material.

“Post Closing Liabilities” means only those Liabilities (or any portion thereof) of the Purchased Companies or with respect to LogiaDeck that are created during or pertain to the period following the Closing Date.

“Pre Closing Liabilities” means all Liabilities (or any portion thereof) of the Purchased Companies or with respect to LogiaDeck other than Post Closing Liabilities.

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“Purchaser” has the meaning set forth in the caption

“Purchase Price” shall have the meaning ascribed to it under Section 4.

“Purchased Companies” shall have the meaning ascribed to it under Section 1.1.

“Purchased Companies Confidential Information” has the meaning set forth in Section 6.18.6.

“Purchased Shares” has the meaning set forth in Section 1.2.

“Purchaser Group” means, collectively, Purchaser and Parent.

“Purchaser Indemnified Parties” means the Purchaser Group and their directors, officers, managers, employees, agents, direct and indirect equityholders and each of their respective Affiliates, successors and assigns.

“Reference Balance Sheets” means the balance sheets for each of the Purchased Companies as of May 31, 2012, attached as part of Section 6.8 of the Disclosure Schedule.

“Registration Rights and Lock Up Agreement” has the meaning set forth in Section 9.2(1)

“Renewal” or “Renewed” means, in the context of any Contract, the renewal (or equivalent engagement) of that Contract in an executed writing with any of the Purchased Companies or their Affiliates, upon terms not materially less favourable, taken as a whole, to the Purchased Companies than the terms of the extant Contract, excluding any additional or different terms or conditions requested by the Purchased Companies, and excluding any term or condition which is the result of changes in the market in general.

“Requisite Consent” has the meaning set forth in Section 11.7.1

“Restricted Period” has the meaning set forth in Section 11.2.1.

“Seller” has the meaning set forth in the caption.

“Seller Group” collectively refers to Seller and IGLOO.

“Seller Indemnified Parties” means the Seller Group and their officers, managers, employees, agents, direct and indirect equityholders and each of their respective Affiliates, successors, assigns and heirs; provided, that Seller Indemnified Parties shall expressly not include the Purchased Companies.

“Share Consideration” means restricted common stock of the Parent, issued in a private placement transaction that has not been registered with the Securities Exchange Commission or any other governmental agency.

“Securities Act” means the Securities Act of 1933, as amended.

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“Set-off Amount” has the meaning set forth in Section 10.5.

“Share Value” means market value of Share Consideration, determined based on the 30- day trailing volume-weighted average price of Parent’s common stock immediately prior to the relevant date, determined by Parent in good faith.

“Spyware” has the meaning set forth in Section 6.18.7.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Survival Date” has the meaning set forth in Section 10.1.

“Tax” or “Taxes” shall mean, wherever arising, all direct and indirect taxes, charges, fees, imposts, withholdings, duties and other assessments imposed by any governmental entity, including income (whether actual or deemed), sales, use, transfer, stamp, transaction, real estate, investment, value added, withholding, employment, asset holding, registration, preliminary and deferred Tax and social security fees, together with any interest, penalties, residual Tax charges, additions to Tax or any other additional amount imposed by any governmental entity.

“Tax Contest” means an audit, claim, dispute or controversy relating to Taxes.

“Tax Return” shall mean any return, declaration, report, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Person” has the meaning set forth in Section 9.2(k).

“Third Party Claim” means any claim, issuance of any Order or the commencement of any Action by any person who is not a party to this Agreement or an Affiliate of a party, including without limitation any governmental authority.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trailing Period” has the meaning set forth in Section 16.17.1(b).

“Transaction” means the transaction contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means this Agreement, the Disclosure Schedule and any exhibit and schedule, document or certificate attached to this Agreement or executed and delivered pursuant to this Agreement.

“Transaction Expenses” means the aggregate amount of the fees, expenses and other amounts (including all attorneys’ fees, financial advisory, brokerage and investment banking fees, accountants’ fees, and commitment fees) that have been paid or that become payable or are otherwise incurred by or on behalf of Seller Group, any of the Purchased Companies and/or any

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of their respective Affiliates in connection with the preparation, negotiation and enforcement of this Agreement and otherwise in connection with the Transaction.

“Volas” has the meaning set forth in Section 1.1.

“Volume Litigation” means that certain lawsuit, Case No. 24746-04-11 filed by E- Go Strategic Marketing Ltd. against Seller and certain other parties.

3.	SALE AND PURCHASE

3.1 Purchased Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing the Seller shall sell and transfer full ownership of the Purchased Shares to the Purchaser Group, free and clear of any and all Encumbrances, and the Purchaser Group shall purchase and accept the transfer of full ownership of the Purchased Shares.

3.2 Logia Deck. Subject to the terms and conditions set forth in this Agreement, at the Closing IGLOO shall sell and transfer full ownership of all rights and assets related and comprising LogiaDeck to the Purchaser, free and clear of any and all Encumbrances, and the Purchaser shall purchase and accept the transfer of full ownership of the rights and assets of LogiaDeck.

4.	PURCHASE PRICE

The consideration (collectively, the “Purchase Price”) for (a) the Purchased Shares shall be the aggregate of (i) the Closing Share Purchase Consideration and (ii) the Contingent Share Purchase Consideration and (b) LogiaDeck shall be the LogiaDeck Consideration.

4.1 Closing Share Purchase Consideration

The Purchaser Group shall pay and deliver to Seller, or Escrow Agent, as applicable, at Closing the following consideration (the “Closing Share Purchase Consideration”) for the Purchased Shares comprised of the following:

(a) A payment of One Million U.S. Dollars (US $1,000,000); and

(b) A quantity of Share Consideration with the aggregate Share Value of Two Hundred Fifty Thousand U.S. Dollars (US $250,000) determined immediately prior to the Closing Date.

The Closing Share Purchase Consideration in Section 4.1(a) is subject to adjustment at or following Closing by an increase or decrease, as applicable, in an amount equal to the Estimated Working Capital True-Up in accordance with Section 4.7.

4.2 Contingent Share Purchase Consideration

4.2.1 Determination. In addition to the Closing Share Purchase Consideration, the Seller is entitled to receive, and Purchaser Group shall pay to Seller, certain contingent

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purchase consideration (the “Contingent Share Purchase Consideration”) for the Purchased Shares as set forth below:

(a) 2013 Cellcom Agreement. The Purchaser Group shall pay or deliver the following Contingent Share Purchase Consideration to Seller, on account of the anticipated Renewal or the Renewal of the 2012 Cellcom Agreement for calendar year 2013 (as so Renewed, the “2013 Cellcom Agreement”):

(i) the sum of $62,500 on each of March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, with respect to the immediately preceding calendar quarter; provided, however that if at any time during 2013 any of the Purchased Companies shall cease to enjoy the benefits of the 2012 Cellcom Agreement as if it were Renewed, or Cellcom shall have terminated the 2012 Cellcom Agreement for any reason other than breach thereof by any of the Purchased Companies, no further Contingent Share Purchase Consideration shall be payable to Seller under this Section 4.2.1(a)(i); and

(ii) upon earlier of (i) the Renewal of 2012 Cellcom Agreement and (ii) December 31, 2013, provided the 2012 Cellcom Agreement was not terminated prior to the date by Cellcom for any reason other than breach thereof by any of the Purchased Companies, a quantity of Share Consideration with the aggregate Share Value of Two Hundred Fifty Thousand U.S. Dollars (US$250,000), determined immediately prior to the date of the Renewal, shall be payable as soon as practicable following the date of the Renewal.

(b) 2014 Cellcom Agreement. The Purchaser Group shall pay or deliver the following Contingent Share Purchase Consideration to Seller, on account of the anticipated Renewal or the Renewal of the 2013 Cellcom Agreement for calendar year 2014 (as so Renewed, the “2014 Cellcom Agreement”):

(i) the sum of $62,500 on each of March 31, 2014, June 30, 2014, September 30, 2014 and December 31, 2014, with respect to the immediately preceding calendar quarter; provided, however that if at any time during 2014 any of the Purchased Companies shall cease to enjoy the benefits of the 2013 Cellcom Agreement as if it were Renewed, or Cellcom shall have terminated the 2013 Cellcom Agreement for any reason other than breach thereof by any of the Purchased Companies, no further Contingent Share Purchase Consideration shall be payable to Seller under this Section 4.2.1(b)(i); and

(ii) upon earlier of (i) the Renewal of 2013 Cellcom Agreement and (ii) December 31, 2014, provided the 2013 Cellcom Agreement was not terminated prior to that date by Cellcom for any reason other than breach thereof by any of the Purchased Companies, a quantity of Share Consideration with the aggregate Share Value of Two Hundred Fifty Thousand U.S. Dollars (US$250,000), determined immediately prior to the date of the Renewal, shall be payable as soon as practicable following the date of the Renewal.

4.3 LogiaDeck Consideration. The Purchaser Group shall pay and deliver to IGLOO (the “LogiaDeck Consideration”) at Closing for LogiaDeck (i) the sum of Two Million Seven Hundred Fifty Thousand U.S. Dollars ($2,750,000), plus (ii) a quantity of Share Consideration with the aggregate Share Value of Five Hundred Thousand U.S. Dollars (U.S.

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$500,000) determined immediately prior to the Closing Date (together with the Share Consideration under Section 4.1(b) above, the “Closing Share Consideration”).

4.4 Allocation of Purchased Shares between Purchaser and Parent. For purposes of this Agreement, Parent shall be deemed to have purchased 23% of the Purchased Shares and Purchaser shall be deemed to have purchased 77% of the Purchased Shares. This allocation shall not limit the joint and several obligation of Parent and Purchaser as provided in Section 12.14.

4.5 Indemnity Escrow. Seller Group and Purchaser Group shall enter into the Escrow Agreement with the Escrow Agent, and Purchaser Group shall (i) simultaneously with the Closing deposit with the Escrow Agent the Closing Share Consideration and (ii) such other Share Consideration as required by Section 10.2.3 (the Share Consideration set forth in clauses (i) and (ii) being collectively referred to as the “Escrow Shares”). The Escrow Shares and any dividends in cash or in kind, or proceeds thereof are referred to herein as the “Escrow Fund” and shall be held by the Escrow Agent and released to the Seller Group, subject to any indemnity claims upon the first anniversary of the Closing Date, provided however, that one third of the Escrow Shares will be released to the Seller Group only on the later of (i) the expiration of twelve (12) months from the Closing Date and (ii) the date which is the earlier of (x) the date that Requisite Consents or Renewals have been obtained for all Designated Contracts and (y) the expiration of thirty six (36) months from the Closing Date. Distributions from the Escrow Fund shall be governed by the terms and conditions of the Escrow Agreement.

4.6 Payment Instructions. Payment of the cash portion of the Purchase Price due to Seller Group shall be made by wire transfer of immediately available funds for the benefit of Seller Group as instructed by Seller Group in writing.

4.7 Reconciliation of Working Capital

4.7.1 Pre-Closing Estimate. Not less than two (2) Business Days prior to the Closing Date and in no event more than five (5) Business Days prior to the Closing Date, the Seller shall in good faith prepare a statement (the “Estimated Closing Statement”) setting forth the difference between Current Assets and Current Liabilities, determined as of the close of business on the last Business Day immediately prior to the Closing Date and on a basis consistent with GAAP (such difference, the “Estimated Working Capital Amount”). The Estimated Closing Statement shall be in reasonable detail and shall be accompanied by supporting documentation and work papers. If the Estimated Working Capital Amount as stated on the Estimated Closing Statement is less than zero, then the amount payable by Purchaser under Section 4.1(a) shall be reduced by an amount which is equal to an amount necessary to cause the Estimated Working Capital Amount to equal zero. If the Estimated Net Working Capital Amount as stated on the Estimated Closing Statement exceeds zero, then the amount payable by Purchaser under Section 4.1(a) shall be increased in an amount in cash equal to such excess. Notwithstanding the foregoing, neither party shall be required to make a payment hereunder unless the required payment exceeds $ 10,000, in which case the full amount of the payment shall be made (i.e., from the first dollar), and all calculations shall be made without duplication for any Indebtedness paid off at or immediately prior to the Closing pursuant to Section 9.2(h). The amount due from Seller or Purchaser, as applicable, is referred to as the “Estimated Working Capital True-Up.”

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4.7.2 Post Closing Reconciliation.

(a) Within sixty (60) days after the Closing Date, the Purchaser shall prepare in good faith and deliver to the Seller a statement (the “Closing Statement”) setting forth the difference between Current Assets and Current Liabilities, determined as of the close of business on the last Business Day immediately prior to the Closing Date, without giving effect to the transactions contemplated by this Agreement on a basis consistent with GAAP (such difference, the “Closing Date Net Working Capital Amount”). The Closing Statement shall be in reasonable detail and shall be accompanied by supporting documentation and work papers.

(b) If the Closing Date Net Working Capital Amount as stated on the Closing Statement, after giving effect to the Estimated Working Capital True-Up, is less than zero, then the Seller shall pay to Purchaser an amount which is equal to the amount necessary to cause the Estimated Working Capital Amount to equal zero. If the Closing Date Net Working Capital Amount as stated on the Closing Statement, after giving effect to the Estimated Working Capital True-Up, exceeds zero, then Purchaser shall pay to Seller an amount in cash equal to such excess. Unless Seller issues a Dispute Notice, the amount due, if any, shall be paid by the applicable Party within ten (10) Business Days of delivery of the Closing Statement. Notwithstanding the foregoing, neither party shall be required to make a payment hereunder unless the required payment exceeds $ 10,000, in which case the full amount of the payment shall be made.

(c) The Closing Statement will be final, conclusive and binding on the Parties unless the Seller provides a written notice (a “Dispute Notice”) to Purchaser no later than ten (10) Business Days after delivery of the Closing Statement setting forth in reasonable detail the nature of any disagreement so asserted and the estimated dollar amount of the disputed sums. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the Parties. Purchaser and Seller will attempt to resolve the matters raised in a Dispute Notice in good faith. If any such matters remain unresolved by the date that is ten (10) Business Days after the date on which the Dispute Notice was delivered to the Purchaser, either the Purchaser or the Seller may provide written notice to the other that it elects to submit the disputed items to KPMG (Israel branch), or such other mutually agreeable, internationally recognized accounting firm who shall be independent and does not represent any of the Parties in any other matter (the “Neutral Firm”). The Neutral Firm will promptly review only those items and amounts (and may not assign a value greater than the greatest value for such item claimed by either Party or smaller than the smallest value for such item claimed by either Party) specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount. The fees and expenses of the Neutral Firm shall be allocated and be paid by Purchaser and Seller, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party, as determined by the Neutral Firm. The decision of the Neutral Firm with respect to the Closing Statement will be final, conclusive and binding on the Parties. The Neutral Firm’s decision shall be based solely on written submissions by Purchaser and Seller and their respective representatives and not by independent review. The Neutral Firm shall not hold any hearings, hear any oral testimony or otherwise seek or require any other evidence. Subject to the foregoing, Purchaser and Seller each agrees to use its commercially reasonable efforts to cooperate with the Neutral Finn and to cause the Neutral Firm to resolve any dispute no later than twenty (20) Business Days after

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engagement of the Neutral Firm. Any amount payable pursuant to this Section shall be paid within five (5) Business Days after the date on which such amount is determined to be payable by wire transfer of immediately available funds to the account designated by the recipient in writing provided, however, that Purchaser may, at its option, elect to receive any payment due to Purchaser pursuant to this Section (or any portion thereof) from the Escrow Fund, in which case Purchaser shall give written notice of such election to the Seller and Purchaser and Seller shall issue instructions to the Escrow Agent to release from the Escrow Fund an amount of Escrow Shares equal to the amount due Purchaser based on the Share Value determined immediately prior to the Closing Date.

5.	CLOSING

5.1 Place and Time. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transaction (“Closing”) shall take place in Israel at such location mutually agreed by the Parties, within three (3) Business Days from the date that all closing conditions set forth in Section 9 have been satisfied or waived (the “Closing Date”) or at such other time or place as Purchaser Group and Seller Group may agree.

5.2 Closing Deliveries. On the Closing Date, all of the following deliveries shall take place:

(a) Purchaser Group’s responsibilities.

(i) The Parent shall pay and deliver to Seller, or the Escrow Agent, as applicable, the Closing Share Purchase Consideration due at Closing in the manner specified in this Agreement;

(ii) The Purchaser shall pay to IGLOO the LogiaDeck Consideration; and

(iii) The Purchaser Group shall deliver such additional documents and certificates, and take such additional actions, as specified in this Agreement or as or reasonably necessary to give effect to the terms of this Agreement at Closing.

(b) Seller Group’s responsibilities.

(i) The Seller shall transfer and deliver to Purchaser Group (i) the Purchased Shares, (ii) subject to the provisions of Section 11.7, all Contracts held by Seller or any Affiliate, other than the Purchased Companies and (iii) such other transfer instrument necessary to give effect to this Agreement and to removal of any and all Encumbrances on the Purchased Shares or other assets transferred hereunder;

(ii) IGLOO shall assign and transfer to Purchaser all assets comprising LogiaDeck free and clear of all Encumbrances; and

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(iii) The Seller Group shall deliver such additional documents and certificates, and take such additional actions, as specified in this Agreement or as or reasonably necessary to give effect to the terms of this Agreement at Closing.

6.	SELLER’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Purchaser Group as follows:

6.1 Organization, Authority, Due Execution and Binding Effect. Seller is duly organized, validly existing and in good standing under the laws of the State of Israel and has the requisite power and authority to execute and deliver this Agreement or any Transaction Document to which Seller is a party, to consummate the Transaction and to perform its obligations under this Agreement and such Transaction Documents. This Agreement and each Transaction Document to which Seller is a party has been duly and validly executed and delivered by Seller. Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement and such Transaction Documents shall constitute, upon such execution and delivery hereof, the valid and binding obligations of Seller, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.2 No Conflict. Neither the execution and delivery of this Agreement by Seller, nor the performance by Seller of its obligations hereunder or thereunder shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any law or order to which Seller or any of the Purchased Companies may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of Seller or the Purchased Companies; or (c) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in the creation of any Encumbrance (other than a Permitted Encumbrance) pursuant to any Contract to which any of the Purchased Companies is a party or by which any of their assets or properties are bound or affected.

6.3 Authorizations. The execution, delivery and performance of this Agreement and each Transaction Document to which Seller or any Purchased Company is a party do not and shall not require any third party consent or governmental authorization.

6.4 Ownership; Capitalization; No Encumbrances with Respect to Purchased Shares. Seller owns of record and beneficially all of the Purchased Shares, free and clear of any Encumbrances, and has good and valid title to the Purchased Shares, and the Purchased Shares constitute all of the issued and outstanding equity of the Purchased Companies. The Purchased Shares are duly authorized and, validly issued, and were issued in compliance with applicable laws, rules and regulations, including applicable securities laws, and the Organizational Documents of the respective Purchased Companies. Neither the Seller nor any Purchased

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Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Purchased Company or any warrants, options or other rights to acquire any shares of any Purchased Company. Neither Seller nor any other person (a) owns, beneficially or of record, any shares or other securities, or any rights to purchase any shares or other securities, of the Purchased Companies other than the Purchased Shares described in Section 6.4 of the Disclosure Schedule and owned by Seller or (b) has any pre-emptive, conversion, subscription or other rights, warrants, options, arrangements or agreements to issue or purchase, any equity securities of the Purchased Companies. Except for this Agreement, there are no outstanding pre-emptive, conversion, subscription or other rights, warrants, options or agreements to purchase or with respect to the Purchased Shares. There are no agreements or arrangements to which Seller is a party relating to the Business of any Purchased Company or to Seller’s rights and obligations as a shareholder of the Purchased Companies or the rights and obligations of its designees as directors or officers of the Purchased Companies. Seller does not own, directly or indirectly, on an individual or joint basis, any material interest in, any customer, competitor or supplier of the Purchased Companies. Seller does not have any outstanding power of attorney or proxy with respect to the ownership or voting of the Purchased Shares. None of Seller or any of the Purchased Companies has adopted or authorised any plan for the benefit of its respective officers, employees, consultants or directors which requires or permits the issuance, sale, purchase, or grant of any share capital or other securities or any securities convertible into, or exercisable or exchangeable for, or evidencing the right to subscribe for any such shares or securities, of any Purchased Company. All dividends or other distributions of profits declared, made or paid since the date of incorporation of the Purchased Companies have been declared, made or paid in accordance with law and their respective Organizational Documents.

6.5 Securities Laws Matters. Seller is acquiring the Share Consideration for Seller’s own account and the Share Consideration is being, and will be, acquired by Seller for the purpose of investment and not with a view to distribution or resale thereof. Seller has no present intention of selling, granting any participation in, or otherwise distributing any portion of the Share Consideration and does not presently have any Contract, undertaking or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Share Consideration. Seller acknowledges it is able to bear the economic risk of the Share Consideration, and has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of the Share Consideration. Without derogating from any of the rights of Seller pursuant to the Registration Rights and Lock-Up Agreement, Seller understands that (i) the Share Consideration has not been, and will not be, registered under the Securities Act, (ii) the securities comprising the Share Consideration are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Seller must hold the Share Consideration indefinitely unless such shares are registered with the Securities and Exchange Commission and qualified by any applicable state authorities, or an exemption from such registration and qualification requirements is available, (iii) Purchaser Group has no obligation to register or qualify the Share Consideration and, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Share Consideration, and on requirements relating to Purchaser Group which are outside of Seller’s control, and which Purchaser Group is under no obligation and may not be able to satisfy, (iv) this offering is not intended to be part of a public offering, and that Seller will not be

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able to rely on the protection of Section 11 of the Securities Act and (v) the Share Consideration and any securities issued in respect of or exchange for the Share Consideration shall bear the following legend, as well as any other legends required by state or foreign securities laws:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH.”

6.6 Organization and Qualification. Each of the Purchased Companies is a private company duly organized, validly existing and in good standing under the laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its Business as now being conducted and as contemplated to be conducted. Each Purchased Company has at all times carried on its business and affairs in all respects in accordance with its Organizational Documents and all applicable laws and regulations, and there is no violation or default with respect to any statute, regulation, order, decree, or judgment of any court or any governmental entity which could have a Material Adverse Effect upon the assets or business of such Purchased Company. Each Purchased Company is duly qualified or licensed and in good standing to conduct the Business in each jurisdiction in which the property owned, leased or operated by it and the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not result in a Material Adverse Effect. Each Purchased Company has delivered or made available to the Purchaser Group copies of its Organizational Documents, and such copies are correct and complete as of the date hereof. Each Purchased Company maintains all corporate, shareholder or other records and registries required by law and true and complete copies of all such documents have been delivered to the Purchaser Group. Each Purchased Company has made and filed all returns, particulars, resolutions and documents required by the Companies Law 1999 or any other legislation to be filed with the Israel Registrar of Companies or any other governmental or local authority.

6.7 Subsidiaries; Investments. None of the Purchased Companies own or control, directly or indirectly, any interest in any other person. None of the Purchased Companies has made any investment and does not hold any interest in or have any outstanding loan or advance to or from, any person, including, without limitation, any Affiliate, officer, director or equity holder of such Purchased Company.

6.8 Financial Statements. Attached hereto as part of Section 6.8 of the Disclosure Schedule are the Financial Statements, including the Reference Balance Sheets. The Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as would not result in any misstatement in excess of NIS 70,000 of any of the Purchased Companies revenues, expenses, net income, total assets or total liabilities, (ii) are consistent in all material respects with the books and records of the Purchased Companies and (iii) fairly present the financial condition and results of operations of the Purchased Companies as of the respective date thereof and for the period referred to therein, except that the Financial Statements for interim periods are subject to normal and recurring year-end adjustments, which adjustments will not be material.

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6.9 Accounts Receivable. All of the accounts receivable of each of the Purchased Companies are valid, and are not subject to any valid right of set-off, counterclaim or promise or commitment for future discounts; provided that accounts receivable are subject to adjustment for trade allowances and similar adjustments consistent with past practices of the Purchased Companies. Since the date of the Reference Balance Sheets, each of the Purchased Companies has collected its accounts receivable in the ordinary course of its business and in a manner which is consistent with past practices and has not accelerated any such collections. None of the Purchased Companies has any accounts receivable or loans receivable from any person which is affiliated with it, the Seller or any of their respective directors, officers, or equityholders. This representation shall not be construed as a guaranty of collection of any of the Purchased Companies’ accounts receivable.

6.10 Accounts Payable. All accounts payable and notes payable of each Purchased Company arose in bona fide arm’s length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment. Since the date of the Reference Balance Sheets, each Purchased Company has paid its accounts payable in the ordinary course of its business and in a manner which is consistent with its past practices. None of the Purchased Companies has any account payable to any person who is affiliated with it, the Seller or any of their respective directors, officers or equityholders.

6.11 No Undisclosed Liabilities. There are no material Liabilities of any of the Purchased Companies, and, to the Knowledge of the Seller, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any material Liability, in each case, other than: (a) Liabilities adequately reflected or reserved against on the Reference Balance Sheets; (b) Liabilities incurred since the date of the Reference Balance Sheets in the ordinary course of business (for which there are adequate reserves); (c) Liabilities incurred in connection with the Transaction; and (d) Liabilities set forth in Section 6.11 of the Disclosure Schedule.

6.12 Absence of Changes. Since the date of the Reference Balance Sheets, except as disclosed in the Financial Statements, each of the Purchased Companies has conducted its business only in the ordinary course consistent with past practice and there has not been:

(a) any change in the assets, liabilities, condition (financial or other), properties, business, operations of such Purchased Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, would reasonably be expected to result in a Material Adverse Effect; any Encumbrance placed on any of the properties of such Purchased Company, other than purchase money liens and liens for Taxes not yet due and payable;

(b) any material damage, destruction or loss, whether or not covered by insurance;

(c) any declaration, setting aside or payment of any distribution by such Purchased Company, or the making of any other distribution in respect of the equity interests of such Purchased Company, or any direct or indirect redemption, purchase or other acquisition by such Purchased Company of its own equity interests;

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(d) any labour trouble or claim of unfair labour practices involving such Purchased Company;

(e) any resignation, termination or removal of any officer of such Purchased Company or material loss of personnel of such Purchased Company or material change in the terms and conditions of the employment of such Purchased Company’s officers or key personnel;

(f) any contingent Liability incurred by such Purchased Company as guarantor or to the Knowledge of Seller, otherwise with respect to the obligations of others, or any cancellation of any material debt or claim owing to, or waiver of any material right of, such Purchased Company, including any write-off or compromise of any accounts receivable other than write-offs in the ordinary course of business consistent with past practice not exceeding NIS 70,000;

(g) any change in accounting methods or practices, collection policies, pricing policies or payment policies of such Purchased Company;

(h) any amendment or termination of any Material Contract (or any Contract that would be a Material Contract but for such amendment a termination);

(i) any Contract relating to any royalty or similar payment based on the revenues, profits or sales volume of such Purchased Company, whether as part of the terms of such Purchased Company’s equity interests or by any separate agreement;

(j) any other material transaction entered into by such Purchased Company other than transactions in the ordinary course of business; or

(k) any agreement or understanding whether in writing or otherwise, for such Purchased Company to take any of the actions specified in paragraphs (a) through (j) above.

6.13 Litigation. There are no Actions by or against any of the Purchased Companies, or affecting any of their assets, pending or, to the Knowledge of the Seller, threatened. Section 6.13 of the Disclosure Schedule includes a list of all material Actions and, to the Knowledge of the Seller, investigations involving any of the Purchased Companies occurring, arising or existing during the past three (3) years which were not resolved or otherwise settled in a manner favourable to the Purchased Companies on or prior to the date of this Agreement. There are no Actions by or against Seller pending before, or to Seller’s Knowledge, threatened to be brought by or before, any governmental authority, which would seek to delay or prevent the consummation of the Transaction, or which would result in a Material Adverse Effect on the Transaction.

6.14 Compliance with Laws. Each of the Purchased Companies is conducting, and has heretofore conducted, their respective business in accordance with all laws applicable to it, its assets or its business, in all material respects. None of the Purchased Companies have entered into or been subject to any order with respect to any aspect of its business, affairs, properties or assets or received any request for information, notice, demand letter, administrative

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inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of its business, affairs, properties or assets.

6.15 Permits. None of the Purchased Companies is in violation of or default under any permit, license, approvals, franchise, orders, consents, authorization, registrations, qualifications or other rights and privileges from any governmental authority (collectively, “Permits”) used in their respective business as presently conducted and all such Permits are valid and in full force and effect, and no material Permit shall be revoked, terminated prior to its normal expiration date or not renewed pursuant to its terms solely as a result of the consummation of the Transaction.

6.16 Environmental Matters. No Purchased Company (or any assets or properties which such Purchased Company occupies or uses or has occupied or used) has been the subject of any environmental audit or any evaluation, assessment, study or test. No Purchased Company (or anyone acting on its behalf) has stored, treated, transported or disposed of any hazardous substance other than in a safe manner in accordance with applicable law. “Hazardous substance” means any substance which might damage or pollute the environment (including surface water, ground water, air and land) or be a hazard to human beings.

6.17 Contracts.

6.17.1 Section 6.17.1 of the Disclosure Schedule lists each of the following written or oral Contracts and agreements (any Contract listed, or required to be listed, on Section 6.17.1 of the Disclosure Schedule, a “Listed Contract” and, except as limited in the subsections of this Section 6.17.1, the “Material Contracts”):

(a) Each Contract with any seller, reseller, distributor or operator of mobile phone equipment or services to which any of the Purchased Companies is a party or which is related to the business of the Purchased Companies, whether any of the Purchased Companies, Seller or any Affiliate of Seller is the party thereto;

(b) Each Contract (x) for the purchase or lease of personal property, (y) with any supplier, publisher or for the furnishing of services to such Purchased Company or (z) with any advertiser or customer, in each case with payments greater than NIS 70,000 per year or not cancellable by such Purchased Company, without penalty, on less than 60 days’ notice (which shall constitute Material Contracts if the amount paid thereunder in the twelve-month period ended June 30, 2012 (the “Trailing Period”) was greater than NIS 100,000);

(c) all broker, exclusive dealing or exclusivity, distributor, dealer, franchise, agency, sales promotion, market research, marketing, consulting and advertising Contracts to which such Purchased Company is a party or any other Contract that compensates any person based on any sales by such Purchased Company (which shall constitute Material Contracts if the amount paid thereunder in the Trailing Period was greater than NIS 100,000);

(d) all Contracts relating to Leased Real Property (which shall constitute Material Contracts if the amount paid thereunder in the Trailing Period was greater than NIS 100,000);

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(e) all Contracts relating to Indebtedness other than trade indebtedness, including any Contracts and agreements in which any Purchased Company is a guarantor of Indebtedness;

(f) all Contracts pursuant to which any Purchased Company has advanced or loaned, or agreed to advance or loan, any amount to any person, other than advances to employees of business expense in the ordinary course of business consistent with past practices;

(g) all Contracts that limit or purport to limit the ability of any Purchased Company to compete in any line of business or with any person or in any geographic area or during any period of time;

(h) all Contracts and agreements relating to the voting and any rights or obligations of an equity holder of any Purchased Company;

(i) all Contracts regarding the acquisition, issuance or transfer of any securities of any Purchased Company and all Contracts affecting or dealing with any securities of such Purchased Company;

(j) all employment or consulting Contracts or commitments with any employee, contractor, consultant or advisor other than at-will employment arrangements with no severance or change in control payment obligations of any Purchased Company (which shall constitute Material Contracts if (i) any officer or director of any of the Purchased Companies or the Seller, or any direct or indirect Affiliate of the Seller or any Purchased Company is a party thereto, (ii) if it provides for annual compensation in an amount in excess of NIS 200,000, or (iii) if the amount paid thereunder in the Trailing Period was in excess of NIS 200,000);

(k) all Contracts of indemnification or guaranty to any person to which any Purchased Company is a party;

(1) all Contracts relating to capital expenditures and involving future payments in excess of NIS 70,000 to which any Purchased Company is a party;

(m) all Contracts relating to the disposition of assets or any interest in any business enterprise or any agreement relating to the acquisition of assets or any interest in any business enterprise to which any Purchased Company is a party;

(n) any joint venture, joint marketing (including any pilot program), partnership, strategic alliance or other agreement involving the sharing of profits, losses, costs or Liabilities with any person or any development, data-sharing, marketing or similar arrangement relating to any product or service to which any Purchased Company is a party;

(o) all Contracts with any current officer or director of any Purchased Company;

(p) all Contracts pursuant to which any Purchased Company agreed to provide “most favoured nation” pricing or other terms and conditions to any person with respect

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to such Purchased Company’s sale, distribution, license or support of any of such Purchased Company’s products or services (which shall constitute Material Contracts if the amount paid thereunder in the Trailing Period was greater than NIS 100,000);

(q) all other Contracts and arrangements to which any Purchased Company is a party, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than NIS 70,000 or under which the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect (which shall constitute Material Contracts if the consequences of a default or termination would reasonably be expected to have a Material Adverse Effect); and

(r) all Contracts between Seller or any Affiliates on the one hand, and the any of the Purchased Companies on the other hand.

6.17.2 Each Material Contract to which a Purchased Company is a party or to which its assets are bound (i) is valid and binding on such Purchased Company, as applicable, and, to the Knowledge of the Seller, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the Transaction contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. None of the Purchased Companies is, in any material respect, in breach or violation of, or default under, any Material Contract and, to the Knowledge of the Seller, no other party to any Material Contract is, in any material respect, in breach or violation thereof or default thereunder. To the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default under any Material Contract. The Seller has delivered to Purchaser Group true and complete copies of each Material Contract.

6.18 Intellectual Property.

6.18.1 Each Purchased Company owns, is licensed for, or possesses sufficient rights with respect to, its Intellectual Property, except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. Without limiting the foregoing the Purchased Companies own, or will own at Closing, all right, title and interest to the Key Assets and all other Intellectual Property, which is sufficient to carry on the Business as now conducted, and the Purchased Companies will continue to own such rights following Closing, and all such rights will be transferred to Purchaser at Closing. To the Seller’s Knowledge, none of the Purchased Companies has violated or infringed, and is not currently violating or infringing, any Intellectual Property of any other person. There are no pending proceedings or adverse claims made or, to the Knowledge of the Seller, threatened against any Purchased Company with respect to its Intellectual Property. None of the Seller or any Purchased Company has received any written communication alleging that any Purchased Company or its Intellectual Property infringes or misappropriates any Intellectual Property Rights of a third party. No Purchased Company has brought or threatened any action, suit or proceeding against any third party for any infringement of any of its Intellectual Property or any breach of any license, sublicense or agreement involving its Intellectual Property and is not aware of a bona fide basis for such a proceeding. Section 6.18.1 of the Disclosure Schedule lists (by name, number, jurisdiction and owner) all Intellectual Property owned by each

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Purchased Company, including the Key Assets, all issued Patents, all registered and material unregistered Marks, all registered Copyrights and all domain name registrations. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full term) is anticipated by any of the Seller or any Purchased Company.

6.18.2 To the Seller’s Knowledge, there are no questions or challenges with respect to the validity of any claims of any of the Intellectual Property of any Purchased Company listed in Section 6.18.1 of the Disclosure Schedule or the validity (or any other aspect or status) of any other Intellectual Property owned by any of the Purchased Companies.

6.18.3 Section 6.18.3 of the Disclosure Schedule lists: (i) all licenses, sublicenses and other Contracts to which any of the Purchased Companies is a party that assign, authorize to use, encumber, or give access to any of its Intellectual Property to a third party and (ii) all licenses, sublicenses and other agreements pursuant to which any Purchased Company has received rights to use any third party Intellectual Property (other than off-the-shelf shrink-wrap, click-through or similar licenses for commercially available software, in each case, with no recurring license fee). None of the Purchased Companies has entered into any Contract to indemnify, hold harmless or defend any other person with respect to any assertion of infringement. To the Seller’s Knowledge, no event or circumstance has occurred or exists (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that would result in a breach or violation of any license, sublicense or other Contract required to be listed in Section 6.18 of the Disclosure Schedule.

6.18.4 There are (i) no defects in any software included in the Intellectual Property owned by any of the Purchased Companies that would prevent such software from performing in accordance with its user specifications and (ii) no viruses, worms, Trojan horses or similar programs in any such software, in each case, that would materially impair the performance of such software or otherwise compromise the integrity or security of any data used or accessible by such software. Each of the Purchased Company’s software operates and performs in all material respects in a manner that permits such Purchased Company to conduct its Business and, to the Knowledge of the Seller, no person has gained unauthorized access to such software and such Purchased Company has implemented reasonable backup and disaster recovery technology consistent with industry practices.

6.18.5 None of the Purchased Companies has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to the source code of any of its products or software and since such Purchased Company developed the source code of each of its products and software, such Purchased Company has not provided or disclosed the source code of such products or software to any person. Except as set forth in Section 6.18.5 of the Disclosure Schedule, (i) no Open Source Software is used in, incorporated into or integrated or bundled with any Purchased Company’s software or products or otherwise used in connection with any Purchased Company and (ii) none of the licenses relating to the Open Source Software listed on Section 6.18.5 of the Disclosure Schedule or any other software code used, modified or distributed by any Purchased Company obligate such Purchased Company to (1) distribute or disclose any other software combined, distributed or otherwise made commercially available

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with such Open Source Software in source code form, or (2) license or otherwise make available such Open Source Software and/or other software combined, distributed or otherwise made commercially available with such Open Source Software or any associated Intellectual Property on a royalty free basis.

6.18.6 Each Purchased Company has taken reasonable steps to protect and preserve the confidentiality of all of its Intellectual Property with respect to which such Purchased Company has exclusivity and is not otherwise disclosed in published patents or patent applications or registered copyrights (“Purchased Company Confidential Information”). Each current and former employee and contractor of any of the Purchased Companies who contributed to the creation or development of any Purchased Company Confidential Information has executed a written agreement, in substance (i) to retain in confidence the proprietary and confidential information of the Purchased Company, including the Purchased Company Confidential Information, (ii) to transfer to the Purchased Company, as applicable, all of their interests in any Purchased Company Confidential Information relating to the products or services of the Purchased Company, developed during their work hours for any Purchased Company, (iii) not to compete directly or on behalf of any third party with the Business of the Purchased Company (as then conducted) for the particular period set forth in such agreement and (iv) not to solicit on their own behalf or on behalf of a third party, any current or future employees of the Purchased Company to leave their employment with the Purchased Company, true and correct copies of which have been delivered to Purchaser. To the Seller’s Knowledge, none of any of the Purchased Companies’ present or former employees, officers or consultants are in violation of any confidentiality, invention assignment or other agreements protecting Intellectual Property, and each Purchased Company has used commercially reasonable efforts to prevent and detect any such violation.

6.18.7 Each of the Purchased Companies has complied and does comply in all material respects with all laws regulating the transmission of commercial email and has contractually obliged and does contractually oblige all companies that send advertising on its behalf to so comply, and no claims have been asserted against any Purchased Company alleging a violation of such laws and, to the Knowledge of the Seller, no such claims are likely to be asserted against any Purchased Company and/or any third party advertisers acting on behalf of any Purchased Company. None of any of the Purchased Companies’ products or services install “spyware,” “adware” or other malicious code that could compromise the privacy or data security of end-users and/or their computer systems and/or collect information from an end user without their knowledge (collectively, “Spyware”). No claims have been asserted against any Purchased Company alleging any use of Spyware by such Purchased Company and, to the Knowledge of Seller (i) any third party marketing such Purchased Company’s Business and (ii) no such claims are likely to be asserted.

6.18.8 In conducting its Business, none of the Purchased Companies has, and none engages in any unfair or deceptive marketing practices. No claims have been asserted against any of the Purchased Companies alleging unfair and/or deceptive marketing practices by such Purchased Company or any third party marketing such Purchased Company’s products or services and, to the Knowledge of the Seller, no such claims are likely to be asserted.

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6.18.9 None of the Purchased Companies has received or is pending receipt of any grants, incentives or subsidies, or applications therefor from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, including, but not limited to, grants from the OCS. All grants from OCS to Seller have been used solely for the purposes authorized by the grant, and in no event have any grant funds been used to finance any of the Purchased Companies, or any of their assets or operations.

6.19 Properties; Assets. Section 6.19 of the Disclosure Schedule sets forth a complete list, as of the date hereof, of the address of each parcel of leased real property (“Leased Real Property”), including whether such property is subleased by any of the Purchased Companies to a third party. Each parcel of Leased Real Property is leased under a valid and subsisting lease or sublease. Each lease or sublease relating to the Leased Real Property is in full force and effect, and to the Knowledge of the Seller, none of Seller or any Purchased Company has received any written notice of any pending or threatened condemnation Actions relating any of the Purchased Companies’ use or occupancy of the Leased Real Property. There is no owned real property and there are no offers to lease or agreements to lease. Each of the Purchased Companies has valid title to its assets, free and clear of Encumbrances except Permitted Encumbrances. The equipment used in the Business of each of the Purchased Companies is in good operating condition, reasonable wear and tear excepted, and suitable for the function for which it is used. The property and assets of the Purchased Companies are sufficient, and in sufficient condition, for the conduct of the Business as now conducted and as contemplated to be conducted.

6.20 Employee Benefit Plans.

6.20.1 Except as set forth in Section 6.20.1 of the Disclosure Schedule, no Purchased Company maintains or contributes to, nor does it have any outstanding liability to or in respect of or obligation under, any plan, program or arrangement providing bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based compensation, severance pay, group or individual medical, life or other insurance, profit-sharing, or pension plan, whether formal or informal (“Plans”) for the benefit of any director, officer, consultant or employee, whether active or terminated. No Purchased Company has undertaken to maintain any Plan for any period of time, and each plan may be amended or terminated without liability. No Purchased Company has a formal Plan or commitment, whether legally binding or not, to create any additional Plan or modify, change or terminate any existing Plan. No communication, report or disclosure, if any, has been made which, at the time made, did not accurately reflect the material terms and operations of any Plan.

6.20.2 Except as set forth in Section 6.20.2 of the Disclosure Schedule, no Purchased Company maintains or contributes to, nor does it have any outstanding liability to or in respect of or obligation under, any Plans.

6.20.3 Except as set forth in Section 6.20.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance pay or unemployment compensation) becoming due, (ii) result in the acceleration of vesting, or (iii) materially increase any benefits otherwise payable, under any Plan.

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6.20.4 With respect to each of the Plans, the Seller has heretofore delivered to the Parent true and complete copies of each of the following documents the Plan and related documents (including all amendments thereto).

6.20.5 No funding liability under Title IV of ERISA or Section 412 of the Code has been incurred by and Purchased Company or the Seller, and no condition exists that presents a material risk to the Seller or any Purchased Company of incurring such a liability

6.21 Taxes.

6.21.1 Each of the Purchased Companies has timely filed, all Tax returns required to be filed by or with respect to the Purchased Companies; all such Tax returns are true, correct and complete in all material respects, and each Purchased Company has paid all Taxes owed by each Purchased Company, whether or not shown to be due on any such Tax returns. No Purchased Company has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against any Purchased Company, nor has any Purchased Company executed any unexpired waiver of any statue of limitations on or extending the period for the assessment or collection of any Tax. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Purchased Company.

6.21.2 There are no outstanding rulings of, or requests for rulings by, any taxation authority, addressed to any Purchased Company that are, or if issued would be, binding on such Purchased Company. Section 6.21.2 of the Disclosure Schedule lists each tax incentive that is material to each Purchased Company (including any tax exemption, tax holiday or other tax reduction) agreement or arrangement to which any Purchased Company is entitled, or by which any such entity is bound, under the laws of the State of Israel, and the nature of such tax incentive. Each Purchased Company has complied with all requirements of Israeli law necessary to be entitled to claim such incentives or to benefit from such agreements or arrangements. Except as set forth in Section 6.21.2 of the Disclosure Schedule, no approval of any governmental authority is required prior to consummation of the transactions contemplated hereby to preserve the entitlement of the Purchased Companies to any such incentive or to the benefit under such agreement or arrangement.

6.21.3 None of the Tax returns of any Purchased Company or Taxes payable by any Purchased Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency, dispute or assessment by or with any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending, has been proposed, or, to the Knowledge of Seller, threatened. Neither Seller nor any Purchased Company has been notified in writing by a taxing authority in any jurisdiction in which any Purchased Company does not pay Taxes or file Tax returns asserting that any Purchased Company is or may be required to pay Taxes or file Tax returns in such jurisdiction.

6.21.4 None of the Purchased Companies has any Liabilities for the Taxes of any other Person as a transferee or successor, by Contract, or otherwise. There is no Tax indemnification, allocation or sharing agreements (or similar agreements) under which any Purchased Company could be liable for the Tax liability of any other Person. No Purchased Company has any Liabilities for unpaid Taxes that have not been accrued for or reserved on the

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Reference Balance Sheets in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

6.21.5 Each of the Purchased Companies has timely filed, or the Seller has timely filed on behalf of each of the Purchased Companies, all Tax returns required to be filed by or with respect to the Purchased Companies; all such Tax returns are true, correct and complete in all material respects, and each Purchased Company has paid, or the Seller has timely paid on behalf of each Purchased Company, all Taxes owed by each Purchased Company, whether or not shown to be due on any such Tax returns. No Purchased Company has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against any Purchased Company, nor has any Purchased Company executed any unexpired waiver of any statue of limitations on or extending the period for the assessment or collection of any Tax. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of any Purchased Company.

6.21.6 None of the Tax returns of any Purchased Company or Taxes payable by or with respect to any Purchased Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency, dispute or assessment by or with any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending, has been proposed, or, to the Knowledge of Seller, threatened. Neither Seller nor any Purchased Company has been notified in writing by a taxing authority in any jurisdiction in which any Purchased Company does not pay Taxes or file Tax returns asserting that any Purchased Company is or may be required to pay Taxes or file Tax returns in such jurisdiction.

6.21.7 None of the Purchased Companies has any Liabilities for the Taxes of any other person as a transferee or successor, by Contract, or otherwise. There are no Tax indemnification, allocation or sharing agreements (or similar agreements) under which any Purchased Company could be liable for the Tax liability of any other person. No Purchased Company has any Liabilities for unpaid Taxes that have not been accrued for or reserved on the Reference Balance Sheets in accordance with GAAP, whether asserted or unasserted, contingent or otherwise.

6.22 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions payable by the Seller or any of the Purchased Companies in connection with this Agreement or the Transaction.

6.23 Insurance Coverage. Section 6.23 of the Disclosure Schedule contains an accurate summary of the insurance policies currently maintained by each Purchased Company. There are currently no claims pending against any Purchased Company under any insurance policies currently in effect and covering the property, business or employees of the Purchased Companies, and all premiums due and payable with respect to the policies maintained by the Purchased Companies have been paid to date. To the Knowledge of the Seller, there is no threatened termination or non-renewal of any such policies or arrangements.

6.24 Labour Matters.

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6.24.1 Section 6.24.1 of the Disclosure Schedule contains a true and complete list of all current employees of each of the Purchased Companies as of the date of this Agreement, and correctly reflects: (i) each employee’s name and date of hire or, if applicable, such employee’s commencement date of employment in the same work place; (ii) such employee’s position, full-time or part-time status, including each such employee’s classification as either exempt or non-exempt from the overtime requirements under any applicable law; (iii) such employee’s monthly base salary or hourly wage rate, as applicable; (iv) any other compensation payable to such employee, including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements, overtime payment, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, reimbursement of cellular phone usage entitlement, meal subsidizing, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund (“keren hishtalmut”)), such employee’s respective contribution rates and the salary basis for such contributions, whether such employee is subject to Section 14 Arrangement under the Israeli Severance Pay Law – 1963 (“Section 14 Arrangement”) (and to the extent such employee is subject to Section 14 Arrangement, an indication whether such arrangement was properly implemented and has been applied as of the commencement date of employment, and if not, as of which date was such arrangement implemented), notice period entitlement and any Tax gross up entitlement; and (v) any promises or commitments made to any employee, whether in writing or orally, with respect to any future changes or additions to compensation or benefits.

6.24.2 To the Knowledge of the Seller, no officer or employee of any Purchased Company or other person is in material violation of any term of any employment contract, patent disclosure agreement, confidentiality and invention assignment agreement or any other Contract relating to the relationship of such officer, employee or other person with such Purchased Company or any other party because of the nature of the business conducted by such Purchased Company. Except as set forth in Section 6.24.2 of the Disclosure Schedule, as of the date hereof, no employee has informed such Purchased Company or the Seller of their intention to terminate employment with such Purchased Company.

6.24.3 As of the date hereof: (i) each Purchased Company is in compliance in all material respects with all applicable laws respecting labour, employment and employment practices, terms and conditions of employment and wages and hours; (ii) there is no unfair labour practice complaint against any Purchased Company pending before the National Labor Relations Board or any comparable governmental authority; (iii) there is no labour strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of the Seller, threatened against or involving any Purchased Company; (iv) no Purchased Company is a party to, nor is it bound by, any collective bargaining agreement or similar labour agreement; (v) no labour union has taken any action with respect to organizing the employees of any Purchased Company; and (vi) neither any grievance nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor has been asserted against any Purchased Company.

6.24.4 With respect to employees of a Purchased Company who reside or work in Israel (the “Israeli Employees”) unless otherwise noted in Section 6.24.4 of the Disclosure Schedule: (i) the employment of each Israeli Employee is subject to termination upon not more than thirty (30) days prior written notice under the termination notice provisions included in the

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employment agreement with such Israeli Employee or applicable law; (ii) all obligations of the Purchased Companies to provide statutory severance pay to all Israeli Employees pursuant to the Severance Pay Law (5723-1963) are fully funded or accrued on the applicable Purchased Company’s Financial Statements; (iii) no Israeli Employee’s employment by a Purchased Company requires any special license, permit or other governmental authorization; (iv) there are no unwritten policies, practices or customs of any Purchased Company that entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled to by applicable law or under the terms of such Israeli Employee’s employment agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable legal requirements); (v) all amounts that any Purchased Company is legally or contractually required either (x) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ managers insurance, pension or provident fund, life insurance, incapacity insurance, education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any governmental authority as required by the Israeli Code and the National Insurance Law or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and such Purchased Company is not delinquent in making any such deduction, transfer, withholding or payment; (vi) each Purchased Company is in compliance in all material respects with all applicable law and contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including but not limited to The Prior Notice to the Employee Law, 2002, The Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, The Employment by Human Resource Contractors Law, 1996, and the Advance Notice for Dismissal and Resignation Law, 5761-2001; and (vii) except as set forth in Section 6.24.4 of the Disclosure Schedule, no Purchased Company has engaged any consultants, sub-contractors or freelancers. Except for extension orders [tzavei harchava] applying to all employees in the State of Israel, no Purchased Company is subject to, and no employee of any Purchased Company or any of its subsidiaries benefits from, any extension order. The Seller has furnished to the Parent (a) copies of all material agreements with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers; and (b) copies of material manuals and material written policies relating to the employment of Israeli Employees. “Israeli Employee” shall be construed to include consultants, sales agents and other independent contractors who spend (or spent) a majority of their working time in Israel on the business of the Company each of whom shall be so identified in Section 6.24.1 of the Disclosure Schedule.

6.24.5 As of the date hereof, all bonus payments due to any employees or consultants of any Purchased Company, including but not limited to any bonuses related to periods prior to the date hereof as reflected in Section 6.24.1 of the Disclosure Schedule shall have been paid or reflected as a Current Liability in the Reference Balance Sheets.

6.25 Bank Accounts; Authorized Persons. Section 6.25 of the Disclosure Schedule sets forth the name of each bank in which each Purchased Company has accounts or safe deposit boxes or standby letters of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto.

6.26 Major Customers; Vendors.

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6.26.1 Section 6.26.1 of the Disclosure Schedule lists the top 25 customers of each Purchased Company, organized by Purchased Company, product and geographic region.

6.26.2 Section 6.26.2 of the Disclosure Schedule lists the top 25 vendors of each Purchased Company, organized by Purchased Company, product and geographic region.

6.27 Other Information. To the Knowledge of the Seller, the written information relating to each Purchased Company provided to Purchaser by or on behalf of the Seller prior to the date of this Agreement is in accord with the books and records of such Purchased Company and is accurate and complete and fairly presents the data and other information it purports to present and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or other information contained therein not misleading. None of this Agreement, the Transaction Documents and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. As of the date of this Agreement, Seller has no Knowledge of any facts pertaining to any of the Purchased Companies which could have or result in a Material Adverse Effect and which have not been disclosed in this Agreement or the schedules to this Agreement.

7.	IGLOO’S REPRESENTATIONS AND WARRANTIES

Except as set forth in the Disclosure Schedule, IGLOO hereby represents and warrants to Purchaser Group as follows:

7.1 Organization, Authority, Due Execution and Binding Effect. IGLOO is duly organized, validly existing and in good standing under the laws of the State of Israel and has the requisite power and authority to execute and deliver this Agreement or any Transaction Document to which IGLOO is a party, to consummate the Transaction and to perform its obligations under this Agreement and such Transaction Documents. This Agreement and each Transaction Document to which IGLOO is a party has been duly and validly executed and delivered by IGLOO. Assuming the due authorization, execution and delivery by the other Parties hereto, this Agreement and such Transaction Documents shall constitute, upon such execution and delivery hereof, the valid and binding obligations of IGLOO, enforceable in accordance with their respective terms except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors rights generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

7.2 No Conflict. Neither the execution and delivery of this Agreement by IGLOO, nor the performance by IGLOO of its obligations hereunder shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any law or order to which IGLOO may be subject; (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of IGLOO; or (c) conflict with, result in a breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any right of termination, amendment, acceleration, suspension, revocation or cancellation of, result in

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the creation of any Encumbrance (other than a Permitted Encumbrance) pursuant to any Contract to which it is a party or by which LogiaDeck is affected.

7.3 Authorizations. The execution, delivery and performance of this Agreement and each Transaction Document to which IGLOO is a party do not and shall not require any third party consent governmental authorization.

7.4 Ownership; No Encumbrances with Respect to LogiaDeck. IGLOO owns of record and beneficially all right, title and interest in and to all Intellectual Property and other rights comprising LogiaDeck, free and clear of any Encumbrances, and has good and valid title to LogiaDeck.

7.5 Securities Laws Matters. IGLOO is acquiring the Share Consideration for IGLOO’s own account and the Share Consideration is being, and will be, acquired by IGLOO for the purpose of investment and not with a view to distribution or resale thereof. IGLOO has no present intention of selling, granting any participation in, or otherwise distributing any portion of the Share Consideration and does not presently have any Contract, undertaking or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Share Consideration. IGLOO acknowledges it is able to bear the economic risk of the Share Consideration, and has such knowledge and experience in financial or business matters that IGLOO is capable of evaluating the merits and risks of the Share Consideration. Without derogating from any of the rights of IGLOO pursuant to the Registration Rights and Lock Up Agreement, IGLOO understands that (i) the Share Consideration has not been, and will not be, registered under the Securities Act, (ii) the securities comprising the Share Consideration are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, IGLOO must hold the Share Consideration indefinitely unless such shares are registered with the Securities and Exchange Commission and qualified by any applicable state authorities, or an exemption from such registration and qualification requirements is available, (iii) Purchaser Group has no obligation to register or qualify the Share Consideration and, if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Share Consideration, and on requirements relating to Purchaser Group which are outside of IGLOO’s control, and which Purchaser Group is under no obligation and may not be able to satisfy, (iv) this offering is not intended to be part of a public offering, and that IGLOO will not be able to rely on the protection of Section 11 of the Securities Act and (v) the Share Consideration and any securities issued in respect of or exchange for the Share Consideration shall bear the following legend, as well as any other legends required by state or foreign securities laws:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY FOREIGN OR STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, OFFERED OR SOLD EXCEPT IN COMPLIANCE THEREWITH.”

7.6 Litigation. There are no Actions by or against IGLOO affecting LogiaDeck, pending or, to the Knowledge of IGLOO, threatened. There are no Actions by or against IGLOO

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pending before, or to IGLOO’s Knowledge, threatened to be brought by or before, any governmental authority, which would seek to delay or prevent the consummation of the Transaction, or which would result in a Material Adverse Effect on the Transaction.

7.7 LogiaDeck Material Contracts.

7.7.1 Section 7.7.1 of the Disclosure Schedule lists each the following written or oral Contracts and agreements (any Contract listed, or required to be listed, on Section 7.7.1 of the Disclosure Schedule, a “LogiaDeck Material Contract”):

(a) Each Contract with any seller, reseller, distributor or operator of mobile phone equipment or services to which IGLOO is a party and that relates to LogiaDeck; and

(b) Each Contract related to LogiaDeck;

7.7.2 Each LogiaDeck Material Contract to which IGLOO is a party or to which its assets are bound (i) is valid and binding on IGLOO, as applicable, and, to the Knowledge of IGLOO, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the Transaction contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. IGLOO is not, in any material respect, in breach or violation of, or default under, any LogiaDeck Material Contract and, to the Knowledge of IGLOO, no other party to any LogiaDeck Material Contract is, in any material respect, in breach or violation thereof or default thereunder. To the Knowledge of IGLOO, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default under any LogiaDeck Material Contract. IGLOO has delivered to Purchaser Group true and complete copies of each LogiaDeck Material Contract.

7.8 LogiaDeck Intellectual Property.

7.8.1 IGLOO owns, is licensed for, or possesses sufficient rights with respect to, its Intellectual Property with respect to LogiaDeck, except for such items as have yet to be conceived or developed or that may reasonably be expected to be available for licensing on reasonable terms from third parties. Without limiting the foregoing, IGLOO owns all right, title and interest to LogiaDeck and all related Intellectual Property, which are sufficient to carry on the business conducted with respect to LogiaDeck as now conducted and proposed to be conducted, and all such rights will be transferred to Purchaser at Closing. To IGLOO’s Knowledge, LogiaDeck has not violated or infringed, and is not currently violating or infringing, any Intellectual Property of any other person. There are no pending proceedings or adverse claims made or, to the Knowledge of IGLOO, threatened with respect to LogiaDeck. IGLOO has not received any written communication alleging that LogiaDeck infringes or misappropriates any Intellectual Property Rights of a third party. IGLOO has not brought or threatened any action, suit or proceeding against any third party for any infringement of any Intellectual Property or any breach of any license, sublicense or agreement involving LogiaDeck and is not aware of a bona fide basis for such a proceeding. Section 7.8.1 of the Disclosure Schedule lists (by name, number, jurisdiction and owner) all Intellectual Property owned by IGLOO with respect to or comprising LogiaDeck, all issued Patents, all registered and material

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unregistered Marks, all registered Copyrights and all domain name registrations with respect thereto. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full term) is anticipated by IGLOO.

7.8.2 To IGLOO’s Knowledge, there are no questions or challenges with respect to the validity of any claims of any of the Intellectual Property with respect to LogiaDeck listed in Section 7.8.1 of the Disclosure Schedule or the validity (or any other aspect or status) of any other Intellectual Property with respect to LogiaDeck.

7.8.3 Section 7.8.3 of the Disclosure Schedule lists: (i) all licenses, sublicenses and other Contracts to which IGLOO is a party or to which LogiaDeck is affected that assign, authorize to use, encumber, or give access to any Intellectual Property related to LogiaDeck to a third party; and (ii) all licenses, sublicenses and other agreements pursuant to which IGLOO has received rights to use any third party Intellectual Property with respect to LogiaDeck (other than off-the-shelf shrink-wrap, click-through or similar licenses for commercially available software, in each case, with no recurring license fee). To the IGLOO’s Knowledge, no event or circumstance has occurred or exists (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that would result in a breach or violation of any license, sublicense or other Contract required to be listed in Section 7.8 of the Disclosure Schedule.

7.8.4 There are (i) no defects in any software included in the Intellectual Property with respect to LogiaDeck that would prevent such software from performing in accordance with its user specifications and (ii) no viruses, worms, Trojan horses or similar programs in any such software, in each case, that would materially impair the performance of such software or otherwise compromise the integrity or security of any data used or accessible by such software. All software related to LogiaDeck operates and performs in all material respects in a manner that permits IGLOO, and will permit Purchaser after Closing, to use and operate LogiaDeck in the manner now used and operated and, to the Knowledge of IGLOO, no person has gained unauthorized access to such software and IGLOO has implemented reasonable backup and disaster recovery technology with respect to LogiaDeck consistent with industry practices.

7.8.5 IGLOO has not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to the source code of any of its products or software related to LogiaDeck and since IGLOO developed the source code of each of its products and software related to LogiaDeck, IGLOO has not provided or disclosed the source code of such products or software to any person. Except as set forth in Section 7.8.5 of the Disclosure Schedule, (i) no Open Source Software is used in, incorporated into or integrated or bundled with LogiaDeck or otherwise used in connection with LogiaDeck and (ii) none of the licenses relating to the Open Source Software listed on Section 7.8.5 of the Disclosure Schedule or any other software code used, modified or distributed with respect to LogiaDeck obligate IGLOO to (1) distribute or disclose any other software combined, distributed or otherwise made commercially available with such Open Source Software in source code form, or (2) license or otherwise make available such Open Source Software and/or other software combined, distributed or otherwise made commercially available with such Open Source Software or any associated Intellectual Property on a royalty free basis.

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7.8.6 IGLOO has taken reasonable steps to protect and preserve the confidentiality of all of its Intellectual Property with respect to LogiaDeck to which IGLOO has exclusivity and is not otherwise disclosed in published patents or patent applications or registered copyrights (“LogiaDeck Confidential Information”). Each current and former employee and contractor of IGLOO who contributed to the creation or development of any LogiaDeck Confidential Information has executed a written agreement, in substance (i) to retain in confidence the proprietary and confidential information of IGLOO, as applicable, including the LogiaDeck Confidential Information, or (ii) to transfer to IGLOO, as applicable, all of its interests in any LogiaDeck Confidential Information relating to the products or services of LogiaDeck, developed during their work hours for IGLOO. To IGLOO’s Knowledge, none of IGLOO’s present or former employees, officers or consultants are in violation of any confidentiality, invention assignment or other agreements protecting Intellectual Property, and IGLOO has used commercially reasonable efforts to prevent and detect any such violation.

7.8.7 LogiaDeck does not install Spyware. No claims have been asserted against IGLOO alleging any use of Spyware or any third party marketing LogiaDeck and, to the Knowledge of IGLOO, no such claims are likely to be asserted.

7.8.8 IGLOO has not received or is pending receipt of any grants, incentives or subsidies, or applications therefor from the government of the State of Israel or any agency thereof, or from any foreign governmental or administrative agency, including, but not limited to, grants from the OCS. In no event have any grant funds obtained by Seller been used to finance IGLOO, or any of its assets or operations, including, without limitation, LogiaDeck.,

7.9 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder’s fees or commissions payable by IGLOO in connection with this Agreement or the Transaction.

7.10 Other Information. To the Knowledge of IGLOO, the written information relating to LogiaDeck provided to Purchaser by or on behalf of IGLOO prior to the date of this Agreement is in accord with the books and records of IGLOO and is accurate and complete and fairly presents the data and other information it purports to present and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements or other information contained therein not misleading. None of this Agreement, the Transaction Documents and the schedules, exhibits and other documents delivered in connection herewith and therewith, when read together as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. IGLOO has no Knowledge of any facts pertaining to LogiaDeck which could have or result in a Material Adverse Effect and which have not been disclosed in this Agreement or the schedules to this Agreement.

8.	PURCHASER GROUP’S REPRESENTATIONS AND WARRANTIES

The Purchaser Group jointly and severally represents and warrants to Seller Group on and as of the Closing Date, as follows:

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8.1 Due Organization of Parent. The Parent is a company duly organized and validly existing as a limited liability company under the laws of the State of the Delaware, the United States of America.

8.2 Due Organization of Purchaser. The Purchaser is a company duly organized and validly existing as a corporation under the laws of the Israel.

8.3 Power and Authority. Each of the Purchaser Group has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement.

8.4 Authorization. Each of the Purchaser Group has taken all actions required by law, its articles of association or otherwise to authorize the entering into of this Agreement and the consummation of all transactions contemplated hereby.

8.5 Enforceability. This Agreement and any documents or instruments executed by each of the Purchaser Group in connection with this Agreement have been duly authorized and constitute binding obligations of, and are enforceable against, the Purchaser Group in accordance with their respective terms.

8.6 Compliance with Laws. Neither the execution and delivery of this Agreement by Purchaser Group, nor the performance by Purchaser Group of its obligations hereunder shall, directly or indirectly: (a) contravene, conflict with, or result in (with or without notice or lapse of time) a violation or breach of any law or order to which Purchase Group may be subject; or (b) violate, conflict with or result in the breach of any provision of the Organizational Documents of Purchaser Group.

8.7 Financing. Purchaser Group presently has and will have at the Closing, all funds or financing in place necessary to pay and deliver to Seller the Purchase Price as contemplated hereby and fulfil all other obligations hereunder.

8.8 Legal Proceedings. There is no proceeding pending or, to the Purchaser’s Knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions contemplated by this Agreement.

9.	CONDITIONS PRECEDENT TO THE CLOSING

9.1 Conditions Precedent to Each Party’s Obligations. The respective obligations of each Party to consummate the Transaction shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions:

(a) No Legal Prohibition. No law or order shall be enacted, promulgated, entered, issued or enforced by any governmental authority that would have the effect of making the Transaction illegal or otherwise restrain or prohibit the consummation of the Transaction.

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(b) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction shall have been issued by any governmental authority and shall remain in effect.

9.2 Conditions Precedent to Obligations of Purchaser Group. The obligations of Purchaser Group to consummate the Transaction shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing by Parent:

(a) The LogiaDeck Assignment and Transfer Agreement, in the form attached hereto as Exhibit 2.2, shall be executed and delivered by the parties thereto, and LogiaDeck and all related Intellectual Property shall have been transferred to Purchaser free and clear of all Encumbrances;

(b) Cellcom shall have consented to the Transaction under the 2012 Cellcom Agreement, in a manner reasonably acceptable to Purchaser Group;

(c) Delivery of a certificate executed by an officer of the Seller (A) attaching and certifying (i) copies of all minutes or consents of the board and shareholders of Seller required to approve the Transaction and (ii) true and correct copies of the Organizational Documents of the Purchased Companies, (B) listing the names of the officers of the Seller authorized to sign this Agreement and the Transaction Documents, together with the true signatures of such officers and (C) certifying that (i) all representations and warranties of Seller are true and correct in all material respects as of the Closing Date, except where a specific representation relates only to a specific date, in which case it shall be true and correct in all material respects as of that date, (ii) Seller has complied with all covenants on its part to perform on or prior to Closing and (iii) all closing conditions in favour of Seller shall have been satisfied or waived;

(d) Delivery of a certificate executed by an officer of IGLOO (A) attaching and certifying copies of all minutes or consents of the board and shareholders of IGLOO required to approve the Transaction, (B) listing the names of the officers of IGLOO authorized to sign this Agreement and the Transaction Documents, together with the true signatures of such officers and (C) certifying that (i) all representations and warranties of IGLOO are true and correct in all material respects as of the Closing Date, except where a specific representation relates only to a specific date, in which case it shall be true and correct in all material respects as of that date, (ii) IGLOO has complied with all covenants on its part to perform on or prior to Closing and (iii) all closing conditions in favour of IGLOO shall have been satisfied or waived;

(e) Delivery of the Purchased Shares, together with duly executed share transfer deeds signed by the Seller effecting the transfer of the Purchased Shares;

(f) Each Purchased Company shall have (i) registered the transfer of the Purchased Shares to the Purchaser Group (based on the allocation directed by the Purchaser Group) in the Register of Shareholders of such Purchased Company and (ii) notify the Israel Registrar of Companies of the transfer of the Purchased Shares to Purchaser Group;

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(g) Delivery of duly executed counterparts to the Escrow Agreement from Seller Group and the Escrow Agent;

(h) Evidence of the payment and release of, the conditional release pursuant to payoff letter in form reasonably satisfactory to Purchaser, or, with the approval of Purchaser, remittance to Purchaser of the amounts necessary to pay, all Indebtedness and Encumbrances listed in Exhibit 9.2(h);

(i) Evidence that the Founders Agreement is terminated;

(j) Evidence that the Intercompany Services Agreements shall have been terminated;

(k) Duly executed resignations (or termination notices) from each director of the Purchased Companies, and each officer or other employee of the Purchased Companies specified by the Purchaser Group (each, a “Terminated Person”) shall have been delivered to Purchaser until the date hereof;

(l) A Registration Rights and Lock-Up Agreement substantially in the form attached hereto as Exhibit 9.2(1) (the “Registration Rights and Lock Up Agreement”) shall have been executed by each of Seller and Igloo with respect to the Share Consideration, providing for piggy back registration rights and trading restrictions of twelve months from the date of issuance of each tranche of Share Consideration;

(m) all Consents specified on Exhibit 9.2(m) hereof required in connection with the Transaction shall have been obtained, each in form and substance reasonably acceptable to Purchaser Group;

(n) a General Release in the form attached hereto as Exhibit 9.2(n) shall have been executed and delivered by the Seller Group to Purchaser Group; and

9.3 Conditions Precedent to Obligations of the Seller Group. The obligations of the Seller Group to consummate the Transaction shall be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing by the Seller Group:

(a) Parent Group shall have delivered the Closing Share Purchase Consideration in the manner specified in this Agreement;

(b) Parent Group shall have delivered the LogiaDeck Consideration to IGLOO;

(c) Purchaser Group and the Escrow Agent shall have delivered to the Seller a duly executed counterpart to the Escrow Agreement; and

(d) A certificate executed by an officer of the Purchaser Group (A) attaching and certifying as to the true and correct copies of the Organizational Documents of the Purchaser, (B) listing the names of the officers of the Purchaser Group authorized to sign this

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Agreement and the Transaction Documents, together with the true signatures of such officers and (C) certifying that (i) all representations and warranties of the Purchaser Group are true and correct in all material respects as of the Closing Date, except where a specific representation relates only to a specific date, in which case it shall be true and correct in all material respects as of that date, (ii) Purchaser Group has complied with all covenants on its part to perform on or prior to Closing and (iii) all closing conditions in favour of Purchaser Group shall have been satisfied or waived.

10.	INDEMNIFICATION

10.1 Survival. All representations, warranties, covenants, and agreements of the Seller Group and Purchaser Group made in this Agreement (i) shall be deemed to have been relied upon by the Party or Parties to whom they are made, and shall survive the Closing (subject to the immediately following sentence) regardless of any investigation on the part of such Party or its representatives, with each party reserving all of its rights hereunder in connection with any breach or alleged breach, and (ii) shall bind the Parties’ successors and assigns (including, without limitation, any successor to any party by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the Parties and their respective successors and permitted assigns, whether so expressed or not. Notwithstanding the foregoing, the representations and warranties of the Seller Group and the Purchaser Group contained in this Agreement shall expire and terminate and be of no further force on the date which is eighteen months following the Closing Date (the “Survival Date”), except that the representations and warranties contained in Sections 6.1 (Organization, Authority, Due Execution and Binding Effect), 6.4 (Ownership, Capitalization, No Encumbrances), 6.7(Organization and Qualification), 6.19 (Intellectual Property), 6.21 (Taxes), 7.1 (Organization, Authority, Due Execution and Binding Effect), 7.4 (Ownership, No Encumbrances) and 7.8 (LogiaDeck Intellectual Property) shall survive the Closing in perpetuity (but subject to any applicable statute of limitations),(such representations and warranties, collectively, the “Fundamental Representations”). All covenants and other agreements contained in this Agreement shall survive the Closing in perpetuity or until terminated in accordance with their respective terms. No Indemnified Party shall be indemnified and held harmless for any liability for a breach of any representation or warranty (excluding the breach of any Fundamental Representation) unless the applicable Indemnifying Party is given written notice from such Indemnified Party asserting a claim on or before the Survival Date. Notwithstanding anything herein to the contrary, if such written notice has been delivered on or before the Survival Date, then such representation or warranty shall survive as to any claim in such notice until such claim has been finally resolved.

10.2 Indemnification of Purchaser Indemnified Parties.

10.2.1 Subject to the limitations set forth in this Section 10, Seller Group hereby jointly and severally agree to indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses suffered, sustained or incurred by any Purchaser Indemnified Party, resulting from, arising in connection with or related to (i) any breach of a representation or warranty made by any of the Seller Group contained in this Agreement, any Transaction Document or any certificate or other writing delivered pursuant hereto or thereto

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(other than a Fundamental Representation), (ii) any breach of a Fundamental Representation by any of the Seller Group, (iii) any breach of any covenant made by any of the Seller Group in this Agreement or any Transaction Document, (iv) any Pre Closing Liabilities, (v) the Volume Litigation, (vi) any Losses with respect to the OCS related to any actions taken by the Seller, the Purchased Companies or any of their Affiliates prior to the Closing, (vi) any Liabilities related to the termination of the Terminated Persons, regardless of when such Liabilities are payable or (vii) any Transaction Expenses that were not either paid by the Seller Group at or prior to the Closing or set forth on the Estimated Closing Certificate.

10.2.2 If any Purchaser Indemnified Party becomes entitled to any indemnification under this Agreement, the amount that such Purchaser Indemnified Party is entitled to recover in connection therewith shall nevertheless be limited as follows:

(i) first, no Losses in respect of indemnity claims under Section 10.2.1 (i) shall be payable until the total of all such Losses exceeds Fifty Thousand Dollars (U.S. $50,000) (the “Deductible”), and then recovery shall be permitted hereunder only for all Losses in excess of the Deductible;

(ii) second, while the application of the working capital adjustment pursuant to Section 4.7 shall not limit, impair or mitigate any party’s rights to bring any claims for indemnification hereunder, the Purchaser Indemnified Parties shall not be entitled to recover twice for the same Losses under this Section; and

(iii) third, in the case of indemnity claims under Section 10.2.1(i) the maximum aggregate liability of the Seller Group shall be U.S. $750,000; provided that in no event shall the maximum aggregate liability for indemnity claims liability, other than any claims under Section 10.2.1(vi), exceed the Purchase Price.

10.2.3 In addition to the indemnification obligations provided in Section 10.2.1, the Seller Group shall jointly and severally indemnify the Purchaser Indemnified Parties as provided in this Section. Notwithstanding anything herein to the contrary, none of the limitations set forth in Section 10.2.2 shall apply to any of the indemnification obligations under this Section 10.2.3. If Requisite Consents or Renewals have not been obtained with respect to all of the Designated Contracts on or before the expiration of thirty six (36) months from the Closing Date, the Purchaser Group shall be entitled to recover liquidated damages by cancelling one-third of the number of shares comprising the Share Consideration deposited in the Escrow Fund at Closing. All other Share Consideration held in the Escrow Fund and not subject to any other indemnity claim shall thereafter be promptly be released to the Seller Group. If at any time prior to the expiration of thirty six (36) months from the Closing Date the aggregate number of shares comprising the Share Consideration in the Escrow Fund shall be less than one third of the number of shares deposited at Closing, Purchaser Group shall be entitled to deposit with the Escrow Agent out of any Contingent Share Purchase Consideration payable hereunder a portion of the Contingent Share Purchase Consideration comprised of shares sufficient to cause the total number of shares comprising the Share Consideration held in the Escrow Fund to be equal one third of the number of shares deposited at Closing. For purposes of this Section, the Designated Contracts are set forth on Exhibit 10.2.3.

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10.3 Indemnification of the Seller Indemnified Parties.

10.3.1 Subject to the limitations set forth in this Section 10, Purchaser Group hereby agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses suffered, sustained or incurred by any Seller Indemnified Party, resulting from, arising in connection with or related to (i) any breach of a representation or warranty made by Purchaser Group contained in this Agreement, any Transaction Document or any certificate or other writing delivered pursuant hereto or thereto, (ii) any breach of any covenant made by Purchaser Group in this Agreement or any Transaction Document or (iii) any Post Closing Liabilities.

10.3.2 If any Seller Indemnified Party becomes potentially entitled to any indemnification, the amount that such Seller Indemnified Party is entitled to recover in connection therewith shall nevertheless be limited as follows:

(i) first, no Losses in respect of indemnity claims under Section 10.3.1 (i) shall be payable until the total of all such Losses exceeds the Deductible, and then recovery shall be permitted hereunder only for all Losses in excess of the Deductible;

(ii) second, while the application of the working capital adjustment pursuant to Section 4.7 shall not limit, impair or mitigate any party’s rights to bring any claims for indemnification hereunder, the Seller Indemnified Parties party shall not be entitled to recover twice for the same Losses under this Section; and

(iii) third, the maximum aggregate liability of Purchaser Group in the case of indemnity claims under Section 10.3.1 (i) shall be $750,000; provided that in no event shall the maximum aggregate liability for indemnity claims liability exceed the Purchase Price.

10.4 Indemnification Procedures.

10.4.1 An Indemnified Party may make claims for indemnification hereunder by giving written notice thereof to the Indemnifying Party within the period in which such indemnification claim can be made hereunder. In the event that an indemnification claim involves a Third Party Claim against such Indemnified Party, the Indemnified Party shall give prompt written notice thereof together with a statement of any available information regarding such Third Party Claim to the Indemnifying Party; provided that no delay on the part of the Indemnified Party in giving any such notice shall relieve the Indemnifying Party of any indemnification obligation hereunder except to the extent that the Indemnifying Party is materially prejudiced by such delay. Such written notice shall describe in reasonable detail the facts constituting the basis for such Third Party Claim and the amount of the potential Losses, in each case to the extent known. If the Indemnifying Party acknowledges in writing its obligation to fully indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim, the Indemnifying Party shall have the right upon written notice to the Indemnified Party within fifteen (15) days after receipt from the Indemnified Party of notice of such claim (or less if the nature of the asserted liability requires (e.g., if an answer is due with respect to a formal complaint)), to assume and conduct at its expense the defense against such Third Party

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Claim through the counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party); provided, the Indemnifying Party shall not be entitled to assume or maintain control of the defence of any Third Party Claim if such Third Party Claim relates to or arises in connection with any criminal proceeding, indictment, allegation or investigation. If the Indemnifying Party elects not to assume control within such fifteen (15) day period, or fails to diligently prosecute or defend such Third Party Claim, the Indemnified Party shall retain or assume control of such Third Party Claim at the expense of the Indemnifying Party. The Party not controlling such Third Party Claim shall cooperate with and make available to the controlling Party such assistance and materials as may be reasonably requested by it (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same), and shall have the right at its expense to participate in the defence assisted by counsel of its own choosing; provided, that the Indemnifying Party shall pay the reasonable fees and expenses of any separate counsel to the Indemnified Party (A) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defence of the Proceeding or (B) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create an actual or potential conflict of interest, but the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one counsel for the Indemnified Party unless additional local counsel or specialized counsel is necessary as determined in good faith by the Indemnifying Party. The Party controlling such Third Party Claim shall keep the non-controlling Party reasonably advised of the status of such Third Party Claim and shall consider in good faith recommendations made by the non-controlling Party with respect thereto.

10.4.2 The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party assumes the defence of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Indemnified Party, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be fully indemnified hereunder. If an offer is made to settle a Third Party Claim, which offer the Indemnifying Party is permitted to settle under this Section only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give prompt written notice to the Indemnified Party to that effect. Notwithstanding the foregoing, in the event of a Loss relating to a Tax Contest, to the extent that this Section 10 is inconsistent with Section 11.3, the provisions of Section 11.3 shall govern.

10.5 Set-Off. Notwithstanding anything to the contrary contained in this Agreement, if the Purchaser Group has made, in good faith, any indemnification claim or claims that are reasonably likely to exceed the amount remaining in the Escrow Fund, Purchaser Group shall not be obligated to make any payment pursuant to Section 4.2 to Seller for the amount by which such indemnification claim or claims are reasonably expected by Purchaser Group to exceed the

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amount remaining in the Escrow Fund (the “Set-off Amount”) and instead Purchaser Group shall withhold the Set-off Amount until the indemnification claim is resolved.

10.6 Treatment of Indemnification Claims. All indemnification payments made under this Agreement shall be treated by all parties as an adjustment to the Purchase Price.

10.7 Calculation of Losses.

10.7.1 The Seller Group agrees that if, following the Closing, any claim is made against Seller Group by a Purchaser Indemnified Party in respect of any Losses (a “Loss Payment”), Seller Group shall not have any rights against Purchaser Group or any of the Purchased Companies, by reason of subrogation in respect of any such Loss Payment.

10.7.2 All Losses shall be determined net of any available insurance proceeds but shall include the amount of any increased premiums which are the direct result of the Losses.

10.7.3 Notwithstanding anything in this Agreement to the contrary, for purposes of the parties’ indemnification obligations, all of the representations and warranties set forth in this Agreement that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect or exception related thereto shall be deemed to have been made without any such qualification or exception for purposes of determining the amount of Losses resulting from, arising out of or relating to any such breach of representation or warranty.

10.7.4 Neither Seller Group nor Purchaser Group shall be liable to the other under this Agreement in respect of any action, fact or event and any Loss arising therefrom to the extent that the same occurred as a consequence of the passing of, or any change in, after the Closing Date hereof, any law or regulation or any administrative practice of any public authority, including any increase in the Tax rates or any imposition of taxation or any withdrawal of relief from taxation or any changes in social insurance contribution or any change after the Closing Date of any generally accepted interpretation or application of any legislation.

10.8 Exclusion of Other Remedies. This Section 10 and Section 11.3 constitute the sole and exclusive remedies from and after the Closing for recovery of Losses arising out of or relating to this Agreement, except (i) with respect to fraud or intentional misrepresentation, (ii) determination of the Closing Date Net Working Capital Amount, which shall be governed by Section 4.7, and (iii) determining any Contingent Share Purchase Consideration, which shall be governed by Section 4.2 and (iii) nothing herein shall restrict the ability of Purchaser Group to seek other non-monetary remedies, including, without limitation, specific performance or injunctive relief, against Seller Group in respect of a breach by Seller Group of the covenants set forth in Section 11.1 or Section 11.2.

10.9 Representations and Warranties. The Parties acknowledge and agree that each is relying only on the representations and warranties of the other Parties set forth in this Agreement and the Transaction Documents, and no Party shall be entitled to rely on, or seek indemnification for, any other representation or warranty not set forth in this Agreement or the other Transaction Documents.

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11.	COVENANTS

11.1 Confidential Information.

(a) Any information obtained by any Party to this Agreement (i) in terms of, or arising from the implementation of, this Agreement and any other Transaction Document, including its terms and conditions, (ii) relating to the Business of the Purchased Companies, (iii) related to LogiaDeck or (iv) relating to the business, products, affairs, performance and finances of the Parties for the time being confidential to any of the foregoing or treated by any of the foregoing as such and all inventions (whether patentable or not), invention disclosures and improvements, all trade secrets, proprietary or confidential information, data, know-how and technology relating to the business of any of the foregoing and/or of any of their respective suppliers, clients and/or customers (“Confidential Information”), shall be treated as confidential by the Parties and shall not be divulged or permitted to be divulged to any person not being a party to this Agreement, without prior written consent by the other Parties.

(b) Confidential Information shall not include information, which (i) at the point in time it became known to the receiving party, was available to the general public, or which, after that point in time, became known to the general public by no fault of, especially no breach of this Agreement by, the receiving party and those persons for whom the receiving party is responsible; (ii) at the time of its disclosure by a party, was already known to and/or in the possession of the receiving party and was not acquired, directly or indirectly, from the disclosing party; (iii) the receiving party is by regulation and/or rules of a stock exchange required to disclose to any person and/or governmental authority; or (iv) subsequent to disclosure, is once more disclosed to the receiving party by a third party not under an obligation of secrecy to any of the parties with respect thereto. In each case the burden of proof on all of the above circumstances shall rest with the party making the allegation that the confidentiality provisions hereof are not applicable.

(c) A Party shall be entitled to make Confidential Information available to its officers, employees and advisors involved in the negotiation and/or implementation of this Agreement; subject in each case to such persons being subject to a confidentiality obligation that imposes at least the same level of confidentiality required under this Section. If a Party become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Section 11.1, then such party will (i) give the other Party immediate written notice of such requirement, (ii) consult with and assist the other Party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party may make only such disclosure that, in the written opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.

(d) No party may issue any press release or make any public statement or other communication of any kind about the matters in this Agreement or any document referred to in it unless it is agreed in writing by the other Parties; provided, however, that Parent

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may issue such press releases as it believes are necessary or appropriate to comply with regulation and/or rules of a stock exchange and/or governmental authority.

(e) This Section 11.1 shall remain valid indefinitely.

11.2 Non-Competition; Non-Solicitation.

11.2.1 Seller Group covenants and agrees that during the period beginning on the Closing Date and ending on the fourth (4th) anniversary of the Closing Date (the “Restricted Period”), the Seller Group shall not, directly or indirectly, whether through any of their Subsidiaries or otherwise:

(a) engage anywhere in the world, either directly or indirectly, as a principal or for its own account, or solely or jointly with others, or as an equityholder in any corporation or joint stock association or other entity, in any business that directly competes with the Business or LogiaDeck; or

(b) solicit the employment services of any person employed during the Restricted Period by the Purchased Companies; or

(c) call upon, solicit, divert, take away or otherwise interfere with any of the customers or prospective customers, or any of the suppliers, of the Purchased Companies, Purchaser Group or any of their respective Affiliates.

11.2.2 Seller Group acknowledges and agrees that the restrictions contained in this Section 11.2 are a reasonable and necessary protection of the immediate interests of the Purchased Companies and Purchaser Group, and that Purchaser Group would not have entered into this Agreement without receiving the consideration offered by Seller in binding Seller Group to these restrictions. If any provision contained in this Section 11.2 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 11.2, but this Section 11.2 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the Parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time that is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 11.2 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Seller Group acknowledges that Purchaser Group would be irreparably harmed by any breach of this Section 11.2 and that there would be no adequate remedy at law or in damages to compensate Purchaser Group for any such breach. Seller Group agrees that, in the event of a breach or threatened breach of this Section 11.2, Purchaser Group shall be entitled to injunctive relief requiring specific performance by Seller Group, without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond, and Seller Group consents to the entry thereof; provided, however, that the right to injunctive relief will not be construed as prohibiting Purchaser Group or the Purchased

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Companies from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

11.2.3 Affirmative Covenants of the Seller. Prior to the Closing, unless the Purchaser otherwise agrees in writing, the Seller will cause each of the Purchased Companies to:

(a) conduct its business and operations only in the ordinary course of business, consistent with past practice, and preserve intact its business organizations and goodwill, keep available the services of its officers and employees consistent with past practice and maintain its respective relationships with those persons having business relationships with such Purchased Company;

(b) maintain its books, accounts, and records in accordance with past custom and practice;

(c) continue to collect accounts receivable and pay accounts payable using normal procedures, consistent with past practice, and without discounting or accelerating the collection of, or decelerating the payment of, such accounts;

(d) comply in all material respects with all applicable laws;

(e) promptly inform the Purchaser Group in writing of any material variances from the representations and warranties of Seller contained in this Agreement or any breach of any covenant hereunder by the Seller (provided, that the such notification shall not in any way limit Purchaser Group’s remedies for any breach of a representation, warranty or covenant); and

(f) cooperate with the Purchaser Group and use commercially reasonable efforts to cause the conditions to the Purchaser Group’s obligation to close to be satisfied.

11.2.4 Negative Covenants of the Seller. Prior to the Closing, unless the Purchaser otherwise agrees in writing and except as expressly contemplated by this Agreement, the Seller will not permit any of the Purchased Companies to:

(a) sell, lease, assign, license or transfer any of its assets having a value in excess of NIS 35,000, individually, or NIS 70,000 in the aggregate (or any portion thereof) or any Intellectual Property (other than non-exclusive licenses granted in the ordinary course of business) or mortgage, pledge or subject any of the foregoing to any Encumbrance (other than a Permitted Encumbrance), (ii) acquire the assets of any other person (including any merger, consolidation or similar transaction), other than in the ordinary course of business, consistent with past practice;

(b) create, incur, assume or guarantee any Indebtedness or make any loans or advances to any person (except for advances to employees or officers of such Purchased Company for expenses incurred in the ordinary course of business consistent with past practice);

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(c) enter into any transaction with any officer, director, Seller, or any Affiliate of the Seller or (ii) make, grant or promise any bonus, any increase in any employee’s or officer’s compensation or any other change in employment, severance, consulting or benefit terms for any employee, consultant, officer or director of any of the Purchased Companies, (iii) make any change in the management structure of any of the Purchased Companies (including hiring additional management level employees or officers or the termination of existing management level employees or officers) or (iv) make or grant any increase in any employee benefits;

(d) enter into any Contract or transaction, other than in the ordinary course of business consistent with past practice with unaffiliated third parties, or (ii) enter into, materially modify or terminate any Contract;

(e) amend or authorize an amendment to any Organizational Document of any of the Purchased Companies;

(f) issue or sell any of shares or other equity interests of any of the Purchased Companies, securities convertible into shares or other equity securities or any options, warrants or other rights to purchase shares or other equity securities or declare, pay, set aside, make or pay any distribution or effectuate any redemptions, equity repurchases, or other transactions involving the shares or any other equity securities of the Purchased Companies;

(g) make, revoke, or change any tax election or method of tax accounting or procedure, file any amended Tax Return (unless required by law), enter into any closing agreement relating to any Taxes, settle or compromise any liability with respect to Taxes, or consent to any extension or waiver of the statute of limitations for any such claim or assessment, other than in the ordinary course of business consistent with past practice;

(h) enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section.

11.3 Covenants Related to Taxes

11.3.1 Seller shall be liable for and shall indemnify and defend Purchaser Indemnified Parties against all Losses for (i) Taxes of the Purchased Companies (including, without limitation, Taxes attributable to any of the Purchased Company’s assets or employees) imposed on, allocated to, incurred or suffered by the Purchaser Indemnified Parties that are attributable to any period prior to Closing, (ii) any and all Taxes of any other person imposed on any of the Purchased Companies as a transferee or successor, by Contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing and (iii) any and all payroll Taxes, in each of the above cases, except to the extent such Taxes were included in the calculation of Closing Date Net Working Capital Amount.

11.3.2 In the case of any Straddle Period, the amount of any Taxes (other than property or ad valorem Taxes) for the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date. In the case of any property or ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the

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Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

11.3.3 The Purchaser Group shall control and be responsible for the preparation and filing of (i) all Tax Returns required to be filed with respect to the Purchased Companies after the Closing Date and (ii) all income Tax Returns filed on or after the Closing Date that relate to periods ending on or before the Closing Date. All such Tax Returns shall be completed in accordance with applicable law and past practice to the extent permitted by applicable law. The Purchaser Group shall provide copies of any Tax Returns referred to in clause (ii) above to the Seller for its review and comment at least fifteen (15) days prior to filing; provided the Seller shall make all payments to the Israeli Tax Authorities required with respect to any such Tax Return. If either the Seller or Purchaser Group is liable for any Taxes to be paid by the other Party pursuant to this Section 11.3 with respect to any Tax Return, prompt reimbursement by the other Party shall be made.

11.3.4 Purchaser shall control the conduct of any Tax Contest, including determining actions taken to pay, compromise or settle such Taxes relating to income Tax Returns of the Purchased Companies for any periods prior to the Closing. Seller shall bear reasonable costs in connection therewith. To the extent not inconsistent with the provisions of this Section 11.3, the provisions of Section 10 shall apply in the case of any claim for Losses related to Taxes; provided, that none of the limitations set forth in Section 10 shall apply to the indemnification provisions set forth in this Section 11.3.

11.3.5 Each of Purchaser Group and Seller shall: (a) provide assistance to the other Party or Parties as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes; (b) make available to the other Party or Parties as reasonably requested all information, records, and documents relating to Taxes concerning the Purchased Companies (including copies of Tax Returns); and (c) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any the other Party or Parties of any Tax Return, or for any audit, examination, or proceeding relating to Taxes. Prior to filing any Tax Return that is attributable to the Straddle Period, Purchaser Group shall provide to Seller copies of all Tax Return Purchaser Group proposes to file and shall give Seller a reasonable opportunity to review and comment on the same.

11.4 Transfer of LogiaDeck. IGLOO shall, concurrently with the Closing, transfer good and marketable title to LogiaDeck and all related Intellectual Property to Purchaser pursuant to the terms of the LogiaDeck Assignment and Transfer Agreement in the form attached hereto as Exhibit 2.2

11.5 Transfer of Key Assets and Contracts not held by the Purchased Companies. The Seller Group shall assign and transfer or cause to be assigned and transferred to the Purchaser all rights related to Key Assets and Contracts held by the Seller Group or any Affiliated (other than the Purchased Companies) as of the Closing Date, on terms and conditions reasonably acceptable to Purchaser Group

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11.6 Use of Logia Name. Within thirty days following the Closing, Seller shall, and shall cause each of its Affiliates, to cease using the name “Logia” as part of their corporate names, trade names or for any other purpose.

11.7 Certain Covenants With Respect to Contracts.

11.7.1 If any Contract is not capable of being assigned, transferred or conveyed without first obtaining any approval, consent or waiver of any party to such Contract, or if the consummation of the Transaction would otherwise constitute a breach thereof or permit any party thereto to terminate the Contract or modify the Contract in any material manner, Seller shall use its best efforts to obtain all requisite Consents with respect to such Contract, in form and substance reasonably satisfactory to the Purchaser Group (each, a “Requisite Consent”) as soon as practicable so as assign and convey such Contracts to Purchaser or to otherwise enable the Purchaser and the Purchased Companies to enjoy the benefits under such Contracts, free of any such default, termination or other rights that may arise as a result of the consummation of the Transaction.

11.7.2 To the extent that any Requisite Consent with respect to any Contract has not been obtained by the Closing, Seller Group shall, if requested by Purchaser Group, during the remaining term of such Contract use its best efforts to (i) obtain the Requisite Consent with respect to each such Contract, (ii) cooperate with Purchaser Group in any reasonable and lawful arrangements designed to provide the benefits of each such Contract to Purchaser; and (iii) enforce, at the request of Purchaser Group, any rights of Seller Group arising from each such Contract against each other party thereto (including the right to elect to terminate any such Contract in accordance with the terms thereof upon the direction of Purchaser Group.

11.8 Sales and Transfer Taxes. IGLOO shall be responsible for the payment of any and all sales, transfer and similar Taxes related to the assignment and transfer of LogiaDeck and related Intellectual Property to Purchaser.

11.9 Release of Guarantees. Purchaser Group shall use commercially reasonable efforts to release, and if necessary or appropriate, replace, those certain guarantees described on Exhibit 11.9 hereto related to deposit accounts maintained by one or more of the Purchased Companies, promptly following the Closing. Purchaser Group shall use commercially reasonable efforts to release, or replace, any other comparable guarantees (if and to the extent any exist) extended by the Seller or its shareholders with respect to any other deposit accounts of the Purchased Companies.

12.	TERMINATION

12.1 Termination. This Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

(i) by mutual written consent of Purchaser and Seller; or

(ii) by Purchaser or Seller, if the Closing shall not have occurred within ninety days of the date of this Agreement (or by such later date as shall be mutually agreed to by Purchaser and the Seller in writing), so long as the terminating party is not

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then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) by Purchaser or Seller, if any court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions provided hereunder and such order, decree, ruling or other action shall have become final and nonappealable; or

(iv) by Seller, in the event of a breach in any material respect by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which (i) cannot or has not been cured within fifteen (15) days after the giving of written notice of such breach to Purchaser and has not been waived by Seller pursuant to the provisions hereof and (ii) would cause the closing conditions in favor of Seller not to be satisfied; or

(v) by Purchaser, in the event of a breach in any material respect by Seller of any representation, warranty, covenant or agreement contained in this Agreement which (i) cannot or has not been cured prior to fifteen (15) days after the giving of written notice of such breach to Seller and has not been waived by Purchaser pursuant to the provisions hereof and (ii) would cause the conditions in favor of Purchaser not to be satisfied.

12.2 Remedies for Breach of Agreement Prior to Closing. Termination of this Agreement by either Party shall be without prejudice to any rights or remedies of the Parties.

13.	MISCELLANEOUS

13.1 Waiver. The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that Party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.

13.2 Assignment. No Party may assign, delegate, sub-contract or otherwise transfer or pledge or grant any other security interest in or over any of its rights or obligations under this Agreement.

13.3 Costs. The Seller Group and the Purchaser Group will each bear its own fees and expenses, including but not limited to legal fees and expenses, incurred in connection with the negotiations, preparation and execution of this Agreement and the transactions contemplated hereby.

13.4 Arrears. Any past due sum under this Agreement shall bear an interest of 1% per month, as of the last date designated for such payment and until the actual disbursement thereof.

13.5 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction or arbitrator selected under this Agreement, such invalidity, illegality or unenforceability shall not affect any other provision hereof or the application of such provision to any other persons or circumstances.

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13.6 No Agreement to the benefit of Third Parties. No provision or representation contained in this Agreement shall be deemed as to grant or impart any right or create any obligation towards any third party.

13.7 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same Agreement.

13.8 Previous Agreements. All agreements prior to the date of this Agreement between the Parties regarding the subject matter hereof, whether written or oral, have been superseded by this Agreement, including the Summary of Proposed Terms dated April 19th, 2012 and the Mutual Non-Disclosure Agreement dated February 16th, 2012.

13.9 Amendments. No modifications, amendments or alterations of this Agreement may be made except in writing, signed by all parties hereto and designated as an amendment.

13.10 Notices. Any notice, request or other communication with respect to this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by reputable international overnight courier or e-mail (with return or delivery receipt obtained) to the Parties at the respective addresses set out in the introduction to this Agreement, or to such other addresses that a Party specifies in writing to the other Parties. All communication between the Parties shall be in English.

13.11 Governing Law and dispute resolution.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving rise to its provisions regarding choice of laws.

(b) Except for claims for injunctive relief, which may be sought from any court having jurisdiction (whether US, Israeli or other), any claim arising out of or relating to this Agreement, including without limitation its validity, interpretation, enforceability or breach, and any related tort law theories, which are not settled by agreement between the parties, shall (a) first be submitted to good faith mediation between parties’ counsels and (b) if mediation does not produce an agreed solution within 30 days after notice of claim is first given, then either party may submit the dispute to arbitration.

(c) Any and all disputes, controversies or differences in opinion shall be finally resolved through arbitration in accordance with the arbitration rules and procedures of the American Arbitration Association, by one (1) arbitrator appointed in accordance with the said rules. Such proceedings shall take place in Los Angeles, California and shall be conducted in the English language. Except as provided herein, each party agrees that such arbitration is its exclusive remedy and expressly waives any right to seek redress in any other forum.

(d) The fees of any mediator or arbitrator shall be borne equally by each party until the conclusion of any arbitration. The non prevailing party in any arbitration shall reimburse the prevailing party for its reasonable attorneys, accountants and expert fees and related expenses and for the costs of the arbitration and mediation proceeding (including the fees of the mediator and arbitrator), unless the arbitrator finds that the prevailing party did not make a

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good faith effort to resolve the matter through mediation, in which case each party shall bear its own such expenses. The parties hereby agree to use their best efforts to keep all matters relating to any dispute confidential.

(e) Each of the Parties submits to the exclusive jurisdiction of the state or federal courts located in Los Angeles, California, in any action or proceeding arising out of, or relating to, this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of, or relating to, this Agreement in any other court. Each of the Parties waives any defence of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 13.10. Nothing in this Section, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or to enforce any arbitral award or judgment in any court of competent jurisdiction. Each Party agrees that a final judgment in any action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

13.12 Public Announcements. The Parties shall not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transaction, except that the Purchaser Group, on the one hand, and the Seller Group, on the other hand, may issue a joint press release if mutually agreed; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such Party determines such action to be required by law, applicable regulation or stock exchange rule, in which case the Party making such determination shall, if practicable in the circumstances, use reasonable efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance.

13.13 Purchaser Group – Joint and Several Obligations. The obligations of Parent and Purchaser under this Agreement in favour of Seller Group are joint and several obligations of each of them.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement.

Seller Group:

Logia Group Ltd.

By:	/s/ Kobi Marenko

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Name:	Kobi Marenko

Title:	CEO

S.M.B.P. IGLOO Ltd.

By:	/s/ Kobi Marenko

Name:	Kobi Marenko

Title:	CEO

Purchaser Group:

Mandalay Digital Group, Inc.

By:	/s/ Peter Adderton

Name:	Peter Adderton

Title:	CEO

MDG Logia Holdings LTD

By:	/s/ Peter Adderton

Name:	Peter Adderton

Title:	CEO

Execution Version

FIRST AMENDMENT

TO PURCHASE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AGREEMENT (this “Amendment”) dated as of September 13, 2012 (the “Effective Date”), is entered into by and among Mandalay Digital Group, Inc. and M.D.G. Logia Holdings, Ltd. (collectively, the “Purchaser Group”), and LOGIADECK Ltd. (formerly known as S.M.B.P. IGLOO Ltd.) and Logia Group Ltd. (collectively, the “Seller Group”). All capitalized terms not otherwise defined in this Amendment have the meaning ascribed to them in the Purchase Agreement (as defined below).

RECITALS

WHEREAS, Purchaser Group and Seller Group are parties to that certain Purchase Agreement, dated as of August 11, 2012 (the “Purchase Agreement”), pursuant to which the Seller Group agreed to sell to Purchaser Group, and Purchaser Group agreed to purchase from Seller Group, Logia Content Development and Management Ltd., Volas Entertainment Ltd., Mail Bit Logia (2008) Ltd. and the assets comprising LogiaDeck;

WHEREAS, S.M.B.P. IGLOO Ltd. has changed its name from S.M.B.P. IGLOO Ltd. to LOGIADECK Ltd. with no modification of its responsibilities under the Purchase Agreement; and

WHEREAS, Purchaser Group and Seller Group desire to amend the Purchase Agreement to reflect the change in S.M.B.P. IGLOO Ltd.’s name.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Purchaser Group and Seller Group hereby amend the Purchase Agreement as follows:

1. Effective as of the Effective Date, all references in the Purchase Agreement to “S.M.B.P. IGLOO Ltd.” are hereby deleted and replaced with “LOGIADECK Ltd.”

2. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect and the Purchase Agreement, as amended by this Amendment, is hereby ratified and confirmed in all respects.

3. This Amendment may be executed in one or more counterparts, all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic delivery in PDF format shall be as effective as delivery of a manually executed counterpart of this Amendment and shall be sufficient to bind the Parties to the terms and conditions hereof.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Purchase Agreement to be duly executed as of the date first written above.

SELLER GROUP:

Logia Group Ltd.

By:	/s/ Kobi Marenko

Name:	Kobi Marenko

Title:	CEO

LOGIADECK Ltd. (f/k/a S.M.B.P. IGLOO Ltd.)

By:	/s/ Kobi Marenko

Name:	Kobi Marenko

Title:	CEO

PURCHASER GROUP:

Mandalay Digital Group, Inc.

By:	/s/ Peter Adderton

Name:	Peter Adderton

Title:	CEO

M.D.G. Logia Holdings, Ltd.

By:	/s/ Peter Adderton

Name:	Peter Adderton

Title:	CEO

- 2 -	Signature Page of
First Amendment to Purchase Agreement